UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

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MASCO CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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165496.6

April 5, 2012

Dear Stockholder:

You are cordially invited to attend Masco Corporation’s Annual Meeting of Stockholders on Tuesday, May 8, 2012 at 10:00 A.M. at our corporate office in Taylor, Michigan.

The following pages contain information regarding the meeting schedule and the matters proposed for your consideration and vote. Following our formal meeting, we expect to provide a review of our operations and respond to your questions.

Please vote on the matters presented in the accompanying Notice and Proxy Statement. Your vote is important, regardless of whether or not you are able to attend the Annual Meeting. Voting instructions can be found on the enclosed proxy card. Please review the enclosed proxy materials and submit your vote today by internet, telephone, or mail.

One matter on the Annual Meeting agenda is an advisory “say-on-pay” vote to approve the compensation paid to our named executive officers. At last year’s Annual Meeting, a majority of the votes cast were against our say-on-pay proposal. Our Board of Directors and our Organization and Compensation Committee took this result very seriously. In response, we obtained feedback from several of our largest stockholders regarding our executive compensation programs and practices, reviewed these programs and practices in light of this feedback, and made several changes, as described in detail in our “Compensation Discussion and Analysis,” which we encourage you to read carefully.

On behalf of our entire Board of Directors, I thank you for your continued support of Masco Corporation and look forward to seeing you on May 8.

Sincerely,

Richard A. Manoogian
Chairman of the Board

MASCO CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 8, 2012
Time:	10:00 A.M. Eastern Time
Place:	Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180

The purposes of the Annual Meeting are:

1.	To elect three Class III Directors;

2.	To consider and act upon a proposal to approve the compensation paid to our named executive officers;

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2012;

4.	To consider a stockholder proposal to declassify the Board of Directors;

5.	To consider a stockholder proposal to adopt a policy requiring senior executives to retain 75% or more of their equity awards until reaching normal retirement age; and

6.	To transact such other business as may properly come before the meeting.

The Company recommends that you vote as follows:

•	FOR all of the Director nominees,

•	FOR the approval of executive compensation,

•	FOR the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors,

•	AGAINST the declassification of the Board of Directors, and

•	AGAINST adopting a policy requiring senior executives to retain 75% or more of their equity awards until reaching normal retirement age.

Stockholders of record at the close of business on March 15, 2012 are entitled to vote at the Annual Meeting or any adjournment of the meeting. Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting by internet or by telephone, or by completing, signing, dating and returning your proxy card in the enclosed postage prepaid envelope. Instructions for each of these methods and the control number that you will need are provided on the proxy card. You may withdraw your proxy before it is exercised by following the directions in the proxy statement. Alternatively, you may vote in person at the meeting. Directions to our corporate office where the meeting will be held are on the back cover of the proxy statement.

By Order of the Board of Directors,

Gregory D. Wittrock Secretary

April 5, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2012.

THIS PROXY STATEMENT AND THE MASCO CORPORATION 2011 ANNUAL REPORT

TO STOCKHOLDERS ARE AVAILABLE AT:

http://www.ezodproxy.com/masco/2012

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF

MASCO CORPORATION

May  8, 2012

GENERAL INFORMATION

The Board of Directors of Masco Corporation (referred to as the “Company” or “we,” “us,” or “our” in this proxy statement) is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders of Masco Corporation to be held at our corporate office at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 8, 2012 at 10:00 A.M., and at any adjournment of the Annual Meeting. This proxy statement and the enclosed proxy card are being mailed or otherwise made available to stockholders on or about April 6, 2012. We are concurrently mailing to stockholders a copy of our 2011 Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2011.

1.  Who is entitled to vote at the Annual Meeting?

Our Board established the close of business on March 15, 2012 as the record date to determine the stockholders entitled to receive a notice of, and to vote at, our Annual Meeting or an adjournment of the meeting. On the record date, there were 357,370,058 shares of our common stock, $1 par value, outstanding and entitled to vote. Each share of our common stock represents one vote that may be voted on each matter that may come before the Annual Meeting.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxy holders in accordance with the instructions given. If no instructions are indicated on a proxy, properly executed proxies will be voted FOR all of the Director nominees, FOR the approval of executive compensation, FOR the selection of PricewaterhouseCoopers LLP as our independent auditors, AGAINST the declassification of our Board of Directors, and AGAINST a policy to require our senior executives to retain 75% or more of their equity awards until reaching normal retirement age.

2.  What is the difference between holding shares as a record holder and as a beneficial owner?

If your shares are registered in your name with our registrar and transfer agent, Computershare (successor to BNY Mellon Shareowner Services), you are the “record holder” of those shares. If you are a record holder, we have provided these proxy materials directly to you.

If your shares are held in a stock brokerage account, or with a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by your bank or broker. As the beneficial owner, you have the right to instruct that organization on how to vote your shares.

3.  How can I submit my vote?

There are four methods you can use to vote: by internet, by telephone, by mail or in person. Submitting your proxy by internet, telephone or mail will not affect your right to attend the meeting and change your vote.

Method	Record Holder	Beneficial Owner

Internet*	Have your proxy card available and log on to www.proxyvote.com.	If your bank or broker makes this method available, the instructions will be included with the proxy materials.

Telephone*	Have your proxy card available and call 800-690-6903 from a touchtone telephone anywhere (toll free only in the United States).	If your bank or broker makes this method available, the instructions will be enclosed with the proxy materials.

Mail Your Proxy Card	Mark, date, sign and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.	Mark, date, sign and promptly mail the voting material form provided by your bank or broker in the postage-paid envelope provided for mailing in the United States.

In Person*	You may vote by ballot in person at the Annual Meeting.	Obtain a valid legal proxy from the organization that holds your shares and attend the Annual Meeting.

*If you vote by these methods, you do not need to mail your proxy card.

4.  What constitutes a quorum?

To conduct business at our Annual Meeting, we must have a quorum of stockholders present. A quorum is present when a majority of the outstanding shares of stock entitled to vote, as of the record date, are represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum.

5.  How many votes are needed for each proposal to pass?

All of the matters to be considered at our Annual Meeting require the approval of a majority of the votes that are actually cast.

Our Bylaws provide that, in uncontested elections, Directors are elected if the majority of votes cast FOR each nominee exceed the votes cast AGAINST such nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each Director nominee has provided to us an irrevocable resignation that becomes effective if the majority of the votes cast are against him or her and if, within 90 days after the election results are certified, the Board (excluding nominees who did not receive a majority of votes for their election) accepts the resignation, which it will do in the absence of a compelling reason otherwise.

If you are the stockholder of record, and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

6.  What is a broker non-vote?

If your shares are held in “street name” through a bank, broker or other nominee, you must provide voting instructions to that organization. If you do not provide voting instructions, the organization may vote in its discretion on routine proposals, but not on non-routine proposals, which is called a “broker non-vote.” Except for Proposal 3, Ratification of Selection of Independent Auditors, all of the proposals on our agenda are non-routine.

7.  How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are not treated as votes cast, so they will not have an effect on any of the proposals at this Annual Meeting.

8.  Is my proxy revocable?

You may revoke your proxy at any time before it is exercised by voting in person at the meeting, by delivering a subsequent proxy or by notifying us in writing of such revocation to the attention of Gregory D. Wittrock, Secretary, at 21001 Van Born Road, Taylor, Michigan 48180.

9.  Who is paying for the expenses involved in preparing and mailing this proxy statement?

We are paying the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies. Our executive officers and other employees may solicit proxies, without additional compensation, personally and by telephone and other means of communication. In addition, we have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of proxies for a fee of $12,000, plus expenses. If you have questions about voting your shares, you may call Morrow & Co., LLC, at (800) 607-0088 (for stockholders) or (203) 658-9400 (for banks and brokerage firms). We will reimburse brokers and other persons holding our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

10.  What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Wadhams and Wittrock, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our Director nominees is not available as a candidate, Messrs. Wadhams and Wittrock will vote your shares for another candidate (or candidates) who may be nominated by the Board.

11.  What is “householding” and how does it affect me?

The proxy rules of the Securities and Exchange Commission (the “SEC”) permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

We have been notified that certain intermediaries will utilize this procedure for our proxy materials and our 2011 Annual Report. Therefore, only one proxy statement and 2011 Annual Report may have been delivered to your address if multiple stockholders share that single address. Stockholders who wish to opt out of this procedure and receive separate copies of the proxy statement and annual report in the future, or stockholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or us at the address and telephone number below.

We will promptly send a separate copy of the proxy statement for the 2012 Annual Meeting or 2011 Annual Report if you send your request to webmaster@mascohq.com, if you call our Investor Relations Department at (313) 274-7400, or if you write to Investor Relations, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180.

PROPOSAL 1:

ELECTION OF CLASS III DIRECTORS

Our Board of Directors is divided into three classes. The term of office of the Class III Directors, who are Thomas G. Denomme, Richard A. Manoogian and Mary Ann Van Lokeren, expires at this meeting. The Board proposes the re-election of Mr. Manoogian and Ms. Van Lokeren and the election of John C. Plant, whom the Board is nominating as a Director at this meeting, as Class III Directors. The Board has made an exception to its age 72 retirement policy for Mr. Manoogian based on his leadership of our Company as Chairman and Chief Executive Officer for many years, and his current service as Chairman of our Board.

Mr. Plant was recommended for consideration as a nominee for Director by one of our independent Directors. The Board has determined that Mr. Plant is independent under the independence requirements of applicable law and the New York Stock Exchange (“NYSE”).

Effective immediately prior to our Annual Meeting, Anthony F. Earley, Jr. will resign from our Board of Directors in connection with his appointment as the Chairman, CEO and President of PG&E Corporation, headquartered in San Francisco, California, as his responsibilities at PG&E preclude him from continuing to serve on our Board. We wish to express our sincere appreciation to Mr. Earley for his years of diligent service as a Director. The Board has appointed Thomas G. Denomme as a Class I Director to fill the vacancy created by Mr. Earley’s resignation, and this appointment will be effective upon Mr. Earley’s resignation. The Board has made an exception to its age 72 retirement policy for Mr. Denomme based on his exemplary service on our Audit and Corporate Governance and Nominating Committees and his strategic planning and manufacturing experience.

Upon election of the Class III Directors nominated at the Annual Meeting, the terms of office of Class I, Class II and Class III Directors will expire at the Annual Meeting of Stockholders in 2013, 2014 and 2015, respectively, or when their respective successors are elected and qualified. The Board of Directors expects that the persons named as proxy holders on the proxy card will vote the shares represented by each proxy for the election of the above nominees as Directors unless a contrary direction is given. If, prior to the meeting, a nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the proxy holders will vote for such alternate nominee, if any, as may be recommended by the Board of Directors.

In addition to meeting the criteria that are described under “Corporate Governance — Corporate Governance and Nominating Committee,” each continuing Director and our Director nominees brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board oversight, executive management, finance and accounting, executive compensation, risk management, manufacturing, marketing, governmental relations, law and real estate development. Biographical information regarding each of our continuing Directors and our Director nominees is set forth below, including the specific business experience, qualifications, attributes and skills that led the Board to conclude that each should serve as a Director.

The Board of Directors recommends a vote FOR the election to the Board of Directors of each Class III Director nominee.

Director Nominees for Class III (Term Expiring at the Annual Meeting in 2015)

Name, Principal Occupation and Period of Service as a Director	Age, Business Experience, Directorships and Other Information

Richard A. Manoogian Chairman of the Board. Director since 1964.

Mr. Manoogian, 75, joined us in 1958 and was elected Vice President and a Director in 1964 and President in 1968. Mr. Manoogian served as Chief Executive Officer from 1985 until July 2007, when he was elected Executive Chairman. He retired as an employee in June 2009, to serve solely as Chairman of the Board, a position he has held since 1985. He is a director of Ford Motor Company and during the past five years has served on the Board of Directors of JPMorgan Chase & Co. Mr. Manoogian’s long-term leadership of Masco gives him extensive Company and industry-specific knowledge, including firsthand knowledge of our operations and strategy as well as a deep understanding of the new home construction and home improvement markets.

John C. Plant Chairman, Chief Executive Officer and President of TRW Automotive Holdings Corp., a diversified automotive supplier. Director Nominee.

Mr. Plant, 58, has been the Chairman of the Board of TRW Automotive Holdings Corp. since 2011 and its President and Chief Executive Officer as well as a director since 2003. Prior to that, he had been a co-member of the Chief Executive Office of TRW Inc. and the President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 to 2001, Mr. Plant was the Executive Vice President and General Manager of TRW Chassis Systems. Prior to joining TRW, Mr. Plant was employed by Lucas Varity Automotive as the Managing Director of the Electrical and Electronic Division from 1991 to 1997, and then as its President until it was acquired by TRW Inc. in 1999. Mr. Plant serves as a director of the Automotive Safety Council and the Henry Ford Health System and is the Vice Chairman of the Kennedy Center Corporate Fund Board.

Mr. Plant has a background in finance and extensive knowledge and experience in all aspects of business, including operations, business development matters, financial performance and structure, legal matters and human resources. Based on his current leadership positions with a diversified global operation, he will bring to our Board strategic insight and understanding of complex operations as well as a valuable perspective of international business.

Director Nominees for Class III (Term Expiring at the Annual Meeting in 2015)

Name, Principal Occupation and Period of Service as a Director	Age, Business Experience, Directorships and Other Information

Mary Ann Van Lokeren Retired Chairman and Chief Executive Officer of Krey Distributing Company, a beverage distribution firm. Director since 1997.

Ms. Van Lokeren, 64, served as the Chairman and Chief Executive Officer of Krey Distributing Company from 1987 through 2006 and as its Secretary upon joining Krey in 1978. She is a director of The Laclede Group, Inc. Ms. Van Lokeren’s nearly 20 years of experience as the Chairman and CEO of a large and successful distribution company gives her valuable insight into many functions of company leadership and management including personnel, marketing, customer relationships and overall business strategy. Her current and past service as a director of other public companies and non-profit organizations gives her a broad perspective on issues of corporate governance, executive compensation, board oversight and risk management.

Class I Directors (Term Expiring at the Annual Meeting in 2013)

Name, Principal Occupation and Period of Service as a Director	Age, Business Experience, Directorships and Other Information

Dennis W. Archer Chairman and CEO of Dennis W. Archer PLLC and Chairman Emeritus, Dickinson Wright PLLC, a Detroit, Michigan-based law firm. Director since 2004.

Mr. Archer, 70, has served as Chairman and CEO of Dennis W. Archer PLLC since 2010. He has also served as Chairman Emeritus of Dickinson Wright PLLC since 2010, prior to which he was Chairman from 2002 to 2009. Mr. Archer was President of the American Bar Association from 2003 to 2004 and served two terms as Mayor of the City of Detroit, Michigan from 1994 through 2001. He was appointed as an Associate Justice of the Michigan Supreme Court in 1985, and in 1986 was elected to an eight-year term. Mr. Archer is a director of Compuware Corporation and Johnson Controls, Inc. Mr. Archer’s long and distinguished career as an attorney and a judge provides the Board with specific expertise and a unique understanding of litigation and other legal matters. As a result of his position as Mayor of Detroit, he has broad leadership, administrative and financial experience and is also knowledgeable in the area of governmental relations.

Thomas G. Denomme Retired Vice Chairman and Chief Administrative Officer of Chrysler Corporation. Director since 1998.

Mr. Denomme, 72, served as Vice Chairman and Chief Administrative Officer of Chrysler Corporation from 1994 until he retired in December 1997 and as a director of Chrysler Corporation from 1993 through 1997. He joined Chrysler Corporation in 1980 and was elected Vice President — Corporate Strategic Planning in 1981, Executive Vice President — Corporate Staff Group in 1991 and Executive Vice President and Chief Administrative Officer in 1993. Before joining Chrysler, he held a number of positions at Ford Motor Company, including Director, Marketing Policy and Strategy Office and Director, Sales Operations Planning. Mr. Denomme is the immediate past Chairman of the Board of Beaumont Hospitals. Mr. Denomme has broad executive management experience in many different corporate functions including strategic planning, sales, operations and marketing. His many years in executive positions at large manufacturing companies operating in a cyclical industry give him insight into similar challenges we face.

Class I Directors (Term Expiring at the Annual Meeting in 2013)

Name, Principal Occupation and Period of Service as a Director	Age, Business Experience, Directorships and Other Information

Lisa A. Payne Vice Chairman and Chief Financial Officer and Director of Taubman Centers, Inc., a real estate investment trust. Director since 2006.

Ms. Payne, 53, has served as Chief Financial Officer and Vice Chairman of Taubman Centers, Inc. since 2005, prior to which she served as the Executive Vice President and the Chief Financial and Administrative Officer from 1997 to 2005. She has been a Director of Taubman Centers, Inc. since 1997. Ms. Payne was an investment banker with Goldman, Sachs & Co. from 1987 to 1997. She is a Trustee of Munder Series Trust and Munder Series Trust II, open-end management investment companies. Ms. Payne’s past experience as an investment banker and her present position as CFO of Taubman Centers provide the Board with financial, accounting and corporate finance expertise. In addition, Ms. Payne’s extensive experience in real estate investment, development and acquisition gives her an informed and thorough understanding of certain macroeconomic impacts on our business.

Class II Directors (Term Expiring at the Annual Meeting in 2014)

Name, Principal Occupation and Period of Service as a Director	Age, Business Experience, Directorships and Other Information

Verne G. Istock Retired Chairman/President of Bank One Corporation. Director since 1997.

Mr. Istock, 71, joined NBD Bank in 1963 and served as Vice Chairman and a director of NBD Bank and its parent, NBD Bancorp, from 1985 until he was named Chairman and Chief Executive Officer in 1994. Upon the merger of NBD and First Chicago Corporation in December 1995, he was named President and Chief Executive Officer of First Chicago NBD Corporation and was elected Chairman in May 1996. Upon the merger of First Chicago NBD Corporation and Bank One Corporation in October 1998, he was named Chairman of the Board of Bank One Corporation, where he served in various executive positions, including Chief Executive Officer, until his retirement in September 2000. Mr. Istock is a director of Rockwell Automation, Inc. During the past five years, he also served as a director of Kelly Services, Inc. Mr. Istock brings exceptional business leadership skills to the Board. His significant experience in finance and banking gives him a comprehensive understanding of credit and financial markets. His current and past service as a director of other publicly held companies provides the Board with important experience regarding corporate governance, executive compensation, risk management and other matters.

J. Michael Losh Retired Chief Financial Officer and Executive Vice President of General Motors Corporation. Director since 2003.

Mr. Losh, 65, retired from General Motors Corporation in 2000 after 36 years of service in various capacities, most recently as Chief Financial Officer and Executive Vice President. He served as Interim Chief Financial Officer of Cardinal Health, Inc. from July 2004 until May 2005. He is a director of Prologis, Aon Corporation, CareFusion Corporation, H.B. Fuller Company and TRW Automotive Holdings Corp. During the past five years, he also served as a director of Metaldyne Corporation and of Cardinal Health, Inc. prior to the spin-off of CareFusion Corporation. Based on his substantial finance and accounting expertise, Mr. Losh is the Chairman of our Audit Committee. He has significant experience in key leadership roles in a manufacturing environment. He currently serves on the boards and audit committees of other publicly held companies, giving him valuable exposure to developments in accounting, financial reporting, board oversight responsibilities, corporate governance and risk management.

Class II Directors (Term Expiring at the Annual Meeting in 2014)

Name, Principal Occupation and Period of Service as a Director	Age, Business Experience, Directorships and Other Information

Timothy Wadhams President and Chief Executive Officer of the Company. Director since 2007.

Mr. Wadhams, 63, was elected as our President and Chief Executive Officer in 2007. He served as our Senior Vice President and Chief Financial Officer from 2004 to July 2007, and served as our Vice-President – Finance and Chief Financial Officer from 2001 to 2004. Mr. Wadhams joined us in 1976 and served in several financial positions before transferring to an affiliated company in 1984, ultimately serving as Executive Vice President – Finance and Administration and Chief Financial Officer of MascoTech, Inc. before returning to us in 2001. Mr. Wadhams’ leadership positions with us and our affiliated companies have given him company-specific knowledge in all areas important to our performance including, among others, key markets, personnel, customer relationships, operations, marketing, finance and risk management.

CORPORATE GOVERNANCE

The Board of Directors continues to focus on our corporate governance principles and practices and is committed to maintaining high standards of ethical business conduct and corporate governance for us.

Leadership Structure of the Board of Directors

Mr. Manoogian retired from employment as our Executive Chairman in 2009 and since then has continued to serve as our Chairman of the Board as a non-employee Director. Until 2007, Mr. Manoogian served as both our Chairman and Chief Executive Officer. As a result of his long-term leadership of Masco, Mr. Manoogian has extensive Company-specific knowledge as well as a deep understanding of the new home construction and home improvement markets.

In 2003 the Board established the position of Presiding Director and selected Mr. Istock to serve in this role. In 2012, the Board changed the designation of Presiding Director to Lead Director and established the following duties of the Lead Director: presiding at Board meetings at which the Chairman is not present, and at executive sessions of the independent Directors; serving as liaison between the Chairman and the independent Directors and being available to our significant stockholders on matters of broad corporate policy; consulting with regard to information sent to the Board; approving the Board’s meeting agendas and assuring that there is sufficient time for discussion of all agenda items; having the authority to call meetings of the independent Directors; and overseeing Board and Director evaluations. Mr. Istock continues to serve as our Lead Director.

The Chairman of the Board and the Lead Director have a strong working relationship with each other and with the other members of the Board. Although the Board believes that this Board leadership structure is in the best interests of the Company and our stockholders at this time, the Board has no policy with respect to the separation of the roles of CEO and Chairman and believes that these are matters that should be discussed and determined by the Board from time to time, based on all of the then-current facts and circumstances. If the roles of Chairman and CEO are combined in the future, the role of Lead Director would likely continue to be part of our Board leadership structure.

If you are interested in contacting our Lead Director, you may send your communication in care of our Secretary to the address specified in “Communications with Our Board of Directors” below.

Board Independence

Our Corporate Governance Guidelines require that a majority of our Directors qualify under the independence requirements of applicable law and the NYSE. For a Director to be considered independent, the Board must determine that the Director does not have any direct or indirect material relationship with us. Our Board, pursuant to the recommendation of the Corporate Governance and Nominating Committee, adopted categorical independence standards to assist it in making a determination of independence for Directors. Our independence standards are posted on our website at www.masco.com. The information on our website is not a part of this proxy statement or incorporated into any other filings we make with the SEC.

The Board has made an affirmative determination that all of our non-employee Directors, other than Mr. Manoogian, are independent. The independent Directors are Messrs. Archer, Denomme, Earley, Istock and Losh, Ms. Payne and Ms. Van Lokeren. In making its independence determination for each non-employee Director, the Board reviewed all transactions, relationships and arrangements for the last three fiscal years involving each Director and the Company. With respect to Mr. Earley, the Board considered the annual amount of energy product sales to us by DTE Energy Company, where he served as Executive Chairman of the Board until September 12, 2011, and determined that the amount of sales in each fiscal year was significantly below 2% of that company’s annual revenues.

The Board also determined that we did not make any discretionary charitable contributions exceeding the greater of $1 million or 2% of the revenues of any charitable organization in which any of our Directors was actively involved in the day-to-day operations.

Board of Directors and Independent Committees of the Board

The standing committees of our Board of Directors include the Audit Committee, the Organization and Compensation Committee and the Corporate Governance and Nominating Committee. Each member of each of these committees qualifies as independent under our Corporate Governance Guidelines. These committees function pursuant to written charters adopted by the Board. The committee charters, as well as our Corporate Governance Guidelines and our Code of Business Ethics, are posted on our website at www.masco.com and are available to you in print from the website or upon request. Amendments to or waivers of the Code of Business Ethics, if any, will be posted on our website.

During 2011, the Board of Directors held five meetings. Each Director attended at least 75% of the Board meetings and applicable committee meetings, except Ms. Van Lokeren, who attended slightly less than 75% of Board and applicable Committee meetings due to a personal medical issue. It is our policy to encourage Directors to attend the Annual Meeting of Stockholders. All of our Directors attended the 2011 Annual Meeting of Stockholders, except Ms. Van Lokeren for the reason noted above.

The non-employee Directors frequently meet in executive session without management, and the independent Directors meet separately at least once per year. Mr. Istock was selected by the non-employee Directors to serve as the Lead Director (previously Presiding Director) for these executive sessions.

Risk Oversight

Management continually monitors four general categories of risk related to our business: financial reporting risk, strategic risk, operational risk, and legal and compliance risk. At each of its meetings, the Audit Committee discharges its oversight of financial reporting risk through review and discussion of management’s reports and analyses of financial reporting risk and risk management practices. At a majority of its meetings, the Audit Committee also reviews and discusses certain additional financial and non-financial risks which are most germane to our business activities. The entire Board discharges its oversight of risk through an annual review and discussion of a comprehensive report and analysis prepared by management on material risks facing us, including strategic risk, operational risk and legal and compliance risk. The Board also annually reviews and discusses a report specifically identifying legal and compliance risks; updates of this report are presented at each subsequent Board meeting. The Organization and Compensation Committee considers risk issues related to compensation, and has determined that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our executive officers and other members of management report to the Organization and Compensation Committee on business unit executive compensation programs to assess whether these programs or practices expose us to excessive risk taking. Our President and Chief Executive Officer (our “CEO”), as the head of our management team and a member of the Board, assists the Board in its risk oversight function and leads those discussions.

Audit Committee

The Audit Committee of the Board of Directors, consisting of Messrs. Archer, Denomme, Earley, Istock and Losh and Ms. Payne, held five meetings during 2011. In addition to risk oversight described above, the Audit Committee assists the Board in its oversight of the integrity of our financial statements, the effectiveness of our internal control over financial reporting, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function, and our compliance with legal and regulatory requirements, including employee compliance with our Code of Business Ethics.

The Board has determined that each member of the Audit Committee is independent, financially literate and that five members of the Audit Committee, Messrs. Denomme, Earley, Istock, Losh and Ms. Payne, qualify as “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K. Although Mr. Losh serves on the audit committee of more than three publicly traded companies, the Board has determined that such service does not impair his ability to serve on our Audit Committee.

Organization and Compensation Committee

The Organization and Compensation Committee of the Board of Directors, consisting of Ms. Van Lokeren, Ms. Payne and Messrs. Earley, Istock and Losh, held seven meetings during 2011. The Organization and Compensation Committee determines executive compensation, evaluates the performance of our senior executives, determines and administers restricted stock awards and options granted under our stock incentive plan and reviews our succession planning process. Information about the Organization and Compensation Committee’s process and procedures for consideration and determination of executive compensation, and a description of the role of the compensation consultant engaged by the Committee, is presented in the “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors (the “Governance Committee”), consisting of Messrs. Archer, Denomme and Istock, Ms. Payne and Ms. Van Lokeren, held five meetings during 2011. The Governance Committee advises the Board on the governance structure and conduct of the Board and has responsibility for developing and recommending to the Board appropriate corporate governance guidelines. In addition, the Governance Committee identifies and recommends qualified individuals for nomination to the Board, recommends Directors for appointment to Board committees and evaluates and recommends current Directors for re-nomination to the Board or re-appointment to Board committees.

The Governance Committee periodically assesses Board composition, including whether any vacancies are expected on the Board due to retirement or otherwise. The Governance Committee believes that Directors should possess exemplary personal and professional reputations, reflecting high ethical standards and values. The expertise and experience of Directors should provide a source of advice and guidance to our management. A Director’s judgment should demonstrate an inquisitive and independent perspective with acute intelligence and practical wisdom. Directors should be free of any significant business relationships which would result in a potential conflict in judgment between our interests and the interests of those with whom we do business. Each Director should be committed to serving on the Board for an extended period of time and to devoting sufficient time to carry out the Director’s duties and responsibilities in an effective manner for the benefit of our stockholders. The Governance Committee also considers additional criteria adopted by the Board for Director nominees and the independence, financial literacy and financial expertise standards required by applicable law and by the NYSE.

Neither the Board nor the Governance Committee has adopted a formal Board diversity policy. However, the Governance Committee periodically considers, as part of its assessment of Board composition and evaluation of potential candidates for Board membership, whether the Board is comprised of individuals who hold diverse viewpoints, professional experiences, education and other skills and attributes which are necessary to enhance Board effectiveness. In addition, the Governance Committee believes that it is desirable for Board members to possess diverse characteristics of race, national and regional origin, ethnicity, gender and age, and considers such factors in the Governance Committee’s evaluation of candidates for Board membership.

The Governance Committee uses a number of sources to identify and evaluate nominees for election to the Board. It is the Governance Committee’s policy to consider Director candidates recommended by stockholders. These candidates are evaluated at regular or special meetings of the Governance Committee, and all candidates, including those recommended by stockholders, are evaluated against the criteria described above. Stockholders wishing to have the Governance Committee consider a candidate should submit the candidate’s name and pertinent background information to our Secretary at the address noted immediately below. Stockholders who wish to nominate Director candidates for election to the Board should follow the procedures set forth in our Charter and Bylaws. For a summary of these procedures, see “2013 Annual Meeting of Stockholders” below.

Communications with Our Board of Directors

If you are interested in contacting our Lead Director, our Board of Directors as a group, the independent Directors as a group, or a specified Board committee, you may send your communication in care of:

Gregory D. Wittrock, Secretary

Masco Corporation

21001 Van Born Road

Taylor, Michigan 48180

Please specify the applicable party or parties you wish to contact in your communication.

COMPENSATION OF DIRECTORS

As compensation for their service on our Board of Directors, our non-employee Directors receive an annual retainer of $180,000, of which one-half is paid in cash. To reinforce their focus on long-term stockholder value and to recognize their long-term commitment to serve the Company, the other half of the retainer is paid in the form of restricted stock granted under our Non-Employee Directors Equity Program (the “Directors Equity Program”).

The Board has established stock ownership guidelines for our non-employee Directors that require them to retain at least 50% of the shares of restricted stock they receive until their termination from service as a Director. The stock retention requirement is intended to assure that non-employee Directors maintain a financial interest in our Company over an extended period of time. The Directors Equity Program prohibits former Directors from engaging in activities detrimental to us while they hold restricted stock we awarded to them. The restricted stock may be forfeited if a former Director breaches this obligation. Further, the program restricts Directors from engaging in competitive activities while serving as a Director and for one year after service as a Director. If a former Director breaches this non-compete agreement, we may require him or her to pay us amounts realized within two years prior to termination from awards of restricted stock and exercises of stock options. We ceased granting stock options to Directors in 2010.

Our non-employee Directors are eligible to participate in our matching gifts program until December 31 of the year in which their service as a Director ends. Under this program, we will match up to $5,000 of a Director’s contributions to eligible 501(c)(3) tax-exempt organizations each year. Directors are also eligible to participate in our employee purchase program, which enables them to obtain rebates on our products they purchase for their personal use. Each of these programs is available to all of our employees. In addition, if space is available, a Director’s spouse is permitted to accompany a Director who travels on our aircraft to attend Board or committee meetings.

In accordance with the terms of our 2009 agreement with Mr. Manoogian, we make available to him office space, administrative support and supplies and equipment necessary for him to carry out his duties as Chairman of the Board. As long as he continues as Chairman of the Board, he is entitled to personal use of our aircraft (subject to availability and approval of our CEO) and a car and driver, each at our expense. We also pay the dues for a club used for business purposes by Mr. Manoogian, who pays any expenses for his personal use of that club.

The following table shows 2011 compensation paid to our Directors, other than Mr. Wadhams, who is also our employee and who receives no additional compensation for his service as Director. The cash portion of the annual retainer for non-employee Directors is $90,000. Chairmanship fees are as follows: Audit Committee - $20,000 (for Mr. Losh); Organization and Compensation Committee - $15,000 (for Ms. Van Lokeren); and Corporate Governance and Nominating Committee - $10,000 (for Mr. Istock). Directors receive a fee of $1,500 per Board or committee meeting attended. Mr. Manoogian receives an additional $350,000 annual cash retainer for his service as Chairman of the Board.

2011 Director Compensation

Name	Cash Fees Earned ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)(3)
Richard A. Manoogian	$449,000	$90,040	$295,898	$834,938
Dennis W. Archer	112,500	90,040	—	202,540
Thomas G. Denomme	112,500	90,040	—	202,540
Anthony F. Earley, Jr.	114,000	90,040	—	204,040
Verne G. Istock	134,500	90,040	—	224,540
J. Michael Losh	137,000	90,040	5,000	232,040
Lisa A. Payne	121,500	90,040	5,000	216,540
Mary Ann Van Lokeren	124,500	90,040	5,000	219,540

(1)	On May 10, 2011, we granted 6,650 shares of restricted stock to each non-employee Director. This column reflects the aggregate grant date fair value of the shares on that date, calculated in accordance with accounting guidance. Directors only realize the value of restricted stock awards over an extended period of time because the vesting of awards occurs pro rata over five years from the date of grant, and one-half of these shares must be retained until completion of their service on the Board. The aggregate number of shares of unvested restricted stock outstanding as of December 31, 2011 for each Director was: 174,054 shares for Mr. Manoogian; 16,164 shares for Mr. Archer; 17,128 shares for Messrs. Denomme and Losh; 17,292 shares for Messrs. Earley and Istock and Ms. Van Lokeren; and 15,150 shares for Ms. Payne.

(2)	Amounts in this column include (i) our contributions to eligible tax-exempt organizations under our matching gifts program, as described above ($5,000 for each of Messrs. Manoogian and Losh, Ms. Payne and Ms. Van Lokeren), for which Directors receive no financial benefit, and (ii) perquisites to Mr. Manoogian of $290,898, comprised of (a) the incremental cost of $273,258 for his personal use of Company aircraft, which includes the cost for fuel, landing and parking fees, variable maintenance, variable pilot expenses for travel and any special catering costs (as well as the same costs for associated repositioning of the aircraft), and (b) personal use of a car and driver valued at $17,640, with the incremental cost for such use being the variable cost of the vehicle operation.

(3)	The Board eliminated the granting of stock options to non-employee Directors in 2010; however, a portion of the stock options granted before then remain outstanding. The aggregate number of stock options outstanding as of December 31, 2011 for each Director was: 3,514,000 for Mr. Manoogian, 72,000 for Mr. Archer; 64,000 for Mr. Denomme; 64,000 for Mr. Earley; 64,000 for Mr. Istock; 80,000 for Mr. Losh; 56,000 for Ms. Payne; and 64,000 for Ms. Van Lokeren. Gains, if any, on stock option exercises will depend on overall market conditions and the future performance of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a written policy that requires the Board or a committee comprised of independent Directors to approve or ratify any transaction involving us in which any Director, Director nominee, executive officer, 5% beneficial owner or any of their immediate family members has a direct or indirect material interest. This policy covers financial transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships, including indebtedness and guarantees of indebtedness, as well as transactions involving employment and similar relationships, but excludes certain transactions deemed not to involve a material interest. The policy requires Directors, Director nominees and executive officers to provide prompt written notice to the Secretary of any related transaction so it can be reviewed by the Corporate Governance and Nominating Committee to determine whether the related person has a direct or indirect material interest. If the Committee determines this is the case, the Committee considers all relevant information to assess whether the transaction is in, or not inconsistent with, our best interests and the best interests of our stockholders. The Committee annually reviews previously-approved related transactions to determine whether the transactions should continue.

These procedures have been followed in connection with the review of the transaction described below. There have been no transactions since January 1, 2011 required to be described in this proxy statement that were not subject to review, approval or ratification in accordance with this policy.

In 2011, Mr. Manoogian and two charitable foundations established by him and by his father, Mr. Alex Manoogian, who founded Masco, reimbursed us an aggregate of $210,000 in cash for the value of administrative assistance we provided to them.

See “Compensation of Executive Officers – Payments Upon Retirement, Termination, Disability or Death – Other Arrangements” for a description of our agreement with Donald J. DeMarie, Jr., our former Executive Vice President and Chief Operating Officer.

EXECUTIVE OFFICERS

Our Board of Directors elects our executive officers annually. Our current executive officers are listed below.

Name	Position	Age	Executive Officer Since

Timothy Wadhams	President and Chief Executive Officer	63	2001
John G. Sznewajs	Vice President, Treasurer and Chief Financial Officer	44	2005
Gregory D. Wittrock	Vice President, General Counsel and Secretary	65	2009
Charles F. Greenwood	Vice President - Human Resources	65	2008
John P. Lindow	Vice President - Controller	48	2011

Mr. Wadhams’ experience is described above under “Election of Class III Directors – Class II Directors (Term Expiring at the Annual Meeting in 2014).”

Mr. Sznewajs was elected as our Vice President, Treasurer and Chief Financial Officer in July 2007. He had previously served as our Vice President and Treasurer since 2005 and our Vice President - Business Development since 2003.

Mr. Wittrock was elected Vice President, General Counsel and Secretary in 2009. From May 2009 to November 2009, Mr. Wittrock was Assistant General Counsel and Director - Operations of the Legal Department. Prior to May 2009, Mr. Wittrock had served as our Assistant General Counsel for over 20 years.

Mr. Greenwood has served as our Vice President - Human Resources since July 2007. Prior to 2007, Mr. Greenwood served as our Director of Employee Relations since 1992.

Mr. Lindow was elected as the Company’s Vice President - Controller in 2011. He was a Group Controller from 2000 to 2007, and then served as Vice President Administration - Plumbing Products Platform until 2009, when he became the Vice President - Controller, Corporate Accounting.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of our common stock as of December 31, 2011 by (i) each of our Directors and Director nominees, (ii) each “named executive officer” in the 2011 Summary Compensation Table, (iii) all of our current Directors and executive officers as a group (13 individuals), and (iv) all persons whom we know to be beneficial owners of five percent or more of our common stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

Name	Shares of Common Stock Beneficially Owned(1)	Percentage of Voting Power Beneficially Owned
Dennis W. Archer	86,540	*
Thomas G. Denomme	103,550	*
Anthony F. Earley, Jr.(2)	86,030	*
Charles F. Greenwood	299,603	*
Verne G. Istock	103,100	*
John P. Lindow	252,938	*
J. Michael Losh	100,920	*
Richard A. Manoogian(3)	11,732,492	3.3%
Lisa A. Payne	71,910	*
John G. Sznewajs	754,188	*
Mary Ann Van Lokeren(4)	113,600	*
Timothy Wadhams	3,180,898	*
Gregory D. Wittrock	237,041	*
All current Directors and executive officers of Masco as a group	17,122,810	4.7%
John C. Plant (Director nominee)	—	*
William T. Anderson(5)	501,423	*
Donald J. DeMarie, Jr.(6)	1,222,476	*
BlackRock, Inc.(7) 40 East 52nd Street, New York, New York 10022	20,229,108	5.7%
Capital Research Global Investors(8) 333 South Hope Street, Los Angeles, California 90071	38,706,423	10.8%
Capital World Investors(9) (a division of Capital Research and Management Company) 333 S. Hope Street, Los Angeles, California 90071	24,539,951	6.9%
The Vanguard Group(10) 100 Vanguard Blvd., Malvern, Pennsylvania 19355	18,853,673	5.3%

*	Less than one percent
(1)	Includes unvested restricted stock awards (16,164 shares for Mr. Archer; 17,128 shares for each of Messrs. Denomme and Losh; 17,292 shares for each of Messrs. Earley and Istock and Ms. Van Lokeren; 68,242 shares for Mr. Greenwood; 65,747 for Mr. Lindow; 174,054 shares for Mr. Manoogian; 15,150 shares for Ms. Payne; 142,731 shares for Mr. Sznewajs; 474,459 shares for Mr. Wadhams; 55,400 shares for Mr. Wittrock; 1,098,079 shares for all of our current Directors and executive officers as a group; 103,848 shares for Mr. Anderson; and 329,472 shares for Mr. DeMarie), and shares which may be acquired on or before February 29, 2012 upon exercise of stock options (62,400 shares for Mr. Archer; 54,400 shares for Messrs. Denomme, Earley and Istock and Ms. Van Lokeren; 216,211 shares for Mr. Greenwood; 186,580 shares for Mr. Lindow; 70,400 shares for Mr. Losh; 3,044,400 shares for Mr. Manoogian; 46,400 shares for Ms. Payne; 542,699 shares for Mr. Sznewajs; 2,272,629 shares for Mr. Wadhams; 157,205 for Mr. Wittrock; 6,816,524 shares for all of our current Directors and executive officers as a group; 347,891 shares for Mr. Anderson; and 828,160 shares for Mr. DeMarie). Holders have sole voting, but no investment, power over unvested restricted shares and have neither voting nor investment power over unexercised stock option shares.

(2)	Mr. Earley shares with his wife voting and investment power over the shares of stock directly owned by him.

(3)	Shares owned by Mr. Manoogian and by all of our Directors and executive officers as a group include, in each case, an aggregate of 2,293,100 shares owned by charitable foundations for which Mr. Manoogian serves as a director or officer, and 3,000 shares held by trusts for which Mr. Manoogian serves as a trustee. The directors and officers of the foundations and the trustees share voting and investment power with respect to shares owned by the foundations and trusts, but Mr. Manoogian disclaims beneficial ownership of such shares. Excluding unvested restricted stock shares, shares that he has a right to acquire, and shares owned by a charitable foundation or trust, substantially all of the shares directly owned by Mr. Manoogian have been pledged.

(4)	Shares owned by Ms. Van Lokeren include 14,000 shares held in a revocable living trust.

(5)	Includes 440 shares owned by Mr. Anderson’s wife, as to which he disclaims beneficial ownership.

(6)	Information regarding shares that Mr. DeMarie could acquire on or before February 29, 2012 upon exercise of stock options has been limited to options that were exercisable on January 1, 2012, the date of his departure.

(7)	Based on a Schedule 13G filed with the SEC on February 13, 2012, on December 30, 2011, BlackRock, Inc. beneficially owned 20,229,108 shares of our common stock, with sole voting power and sole dispositive power over all of the shares.

(8)	Based on a Schedule 13G filed with the SEC on February 9, 2012, on December 30, 2011, Capital Research Global Investors is deemed to beneficially own and have sole voting power and sole dispositive power over 38,706,423 shares of our common stock. Capital Research Global Investors disclaims beneficial ownership of all of these shares and reported that it holds more than 5% of our common stock on behalf of its client The Investment Company of America.

(9)	Based on a Schedule 13G filed with the SEC on February 10, 2012, on December 30, 2011, Capital World Investors is deemed to beneficially own and have sole voting power and sole dispositive power over 24,539,951 shares of our common stock. Capital World Investors disclaims beneficial ownership of all of these shares and reported that it holds more than 5% of our common stock on behalf of its client The Income Fund of America.

(10)	Based on a Schedule 13G filed with the SEC on February 9, 2012, on December 31, 2011, The Vanguard Group, Inc. beneficially owns 18,853,673 shares of our common stock, with sole dispositive power over 18,351,018 shares and sole voting power and shared dispositive power over 502,655 shares beneficially owned by a subsidiary of The Vanguard Group, Inc., which serves as investment manager of collective trust accounts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors, and persons who own more than ten percent of our common stock, to file reports of their ownership of our common stock and changes in their ownership with the SEC and the NYSE, and to furnish us with copies of these reports. Based solely on our review of copies of the reports that we received, or written representations from our executive officers and Directors that they were not required to file Form 5 ownership reports, we believe that each person who was a Director, officer or beneficial owner of more than ten percent of our common stock at any time during 2011 met all applicable filing requirements during 2011, except for Mr. Lindow and Ms. Van Lokeren. As a result of administrative error, one award of restricted stock to Mr. Lindow was reported late. In connection with a series of purchases executed in multiple trades over several days, two purchases made by Ms. Van Lokeren executed in multiple trades were reported late.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We are committed to maintaining executive compensation programs that promote the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our business objectives and to create long-term value for our stockholders. We believe that our performance, the creation of long-term stockholder value, and the achievement of goals that are critical to the success of our Company should impact a significant portion of our executive officers’ compensation.

At our 2011 Annual Meeting of Stockholders, approximately 55% of the votes cast on our say-on-pay proposal were against the compensation paid to our named executive officers (included in our 2011 Summary Compensation Table and whom we refer to in this Compensation Discussion and Analysis as “executive officers”). In response, our Organization and Compensation Committee (which we refer to in this Compensation Discussion and Analysis as the “Committee”) obtained feedback from our largest stockholders who held over half of our outstanding common stock about their perceptions and concerns regarding our executive compensation practices. In our calls and meetings with our stockholders, we discussed a broad range of executive compensation topics, focusing on how the mix of our long-term incentives for our executive officers was heavily weighted toward stock options. This feedback helped us better understand the result of the say-on-pay vote. Although the say-on-pay vote is advisory and non-binding, the Committee thoroughly reviewed our compensation programs and practices in light of the feedback provided by our stockholders, to ensure alignment of our Company’s best interests and the objectives for our compensation programs. The Committee also considered analysis provided by its compensation consultant. As a result of this review, the Committee and our Board made several changes to our executive compensation programs and practices for 2012 and beyond, as follows:

Former Compensation Practice	Revised Compensation Practice	Rationale
Stock options represented approximately 70% of our long-term incentive opportunity.	We significantly reduced our executive officers’ stock option opportunity and introduced a new Long-Term Cash Incentive Program based on return on invested capital performance over a three-year period.	Increase percentage of pay tied directly to performance on a key financial measure over a multi-year period. See pages 23-25.

Long-term incentives of stock options and performance-based restricted stock measured over a one-year performance period.	We changed the mix of long-term incentives to give approximately equal weight to performance-based restricted stock, stock options, and our new Long-Term Cash Incentive Program.	Create a balanced mix of long-term incentives that measures absolute stock price, annual financial results, and long-term financial results. See pages 23-25.

Equity grants provided for excise tax gross-up payments on change in control.	We eliminated the excise tax gross-up feature on all equity grants beginning in 2012.	Adopt accepted best practice. See page 25.

Stock ownership requirement for CEO of five times base salary.	We increased the CEO’s stock ownership requirement to six times base salary.	Increase alignment between the CEO and stockholders through a stock ownership requirement higher than market practice. See pages 25-26.

Single-trigger vesting of equity on a change in control.	We adopted double-trigger vesting of equity on a change in control.	Adopt accepted best practice. See page 26.

Our executive officers’ 2011 compensation opportunity was established early in 2011, prior to the say-on-pay vote at our Annual Meeting in May 2011. Accordingly, our compensation programs and practices during 2011, as described in this Compensation Discussion and Analysis, do not reflect changes we have made for 2012 and beyond.

Our performance did not meet our expectations in 2011, and, consistent with our commitment to pay-for-performance, no performance-based restricted stock awards or cash bonuses were earned by our executive officers, and their total direct compensation declined 27% compared to 2010.

In addition to our emphasis on pay-for-performance and changes implemented after the 2011 say-on-pay vote, our executive compensation programs already incorporated many best practices, as follows:

•	our compensation mix is weighted toward long-term incentives;

•	our restricted stock and stock option awards have five-year vesting schedules, significantly longer than current market practice;

•	we employ an annual market analysis of executive compensation relative to peer companies and published survey data for comparably-sized companies;

•	we provide limited perquisites to our executive officers;

•	we have no employment agreements, change in control agreements or contractual severance agreements with our executive officers;

•	we prohibit derivative trading in our stock;

•	our equity plan prohibits the repricing of options; and

•	our Committee, comprised exclusively of independent Directors, uses tally sheets and analyzes risk in setting executive compensation.

Changes Made to Our Executive Compensation Programs

The Committee took the result of our 2011 say-on-pay vote very seriously and, in response, completed an in-depth review of our executive compensation programs and practices, considering the feedback provided by stockholders, analysis from its compensation consultant and our Company’s best interests. Based on this review, the Committee made several changes to our compensation practices and programs, as described below.

We Have Changed the Type and Mix of Our Long-Term Incentives

The Committee has modified our long-term incentives by establishing a Long-Term Cash Incentive Program (“LTCIP”) providing our executive officers an opportunity to earn a performance award paid in cash. The LTCIP award opportunity replaces a significant portion of the stock options historically granted to our executive officers. Performance awards will be earned only if we achieve long-term growth and profitability, measured by the achievement of return on invested capital (“ROIC”) goals over a three-year period. ROIC was selected because it measures how effectively we are using our capital, and it is a measure that our stockholders and management use to assess our performance. Under the LTCIP, we define ROIC as adjusted after-tax operating income from continuing operations adjusted to exclude the effect of special charges and certain other non-recurring income and expenses, divided by invested capital. Invested capital includes shareholders equity, adjusted for the cumulative after-tax impact of goodwill and intangible asset impairment charges and to exclude the impact of certain non-operating income and expenses and the effects of special charges, plus short-term and long-term debt minus cash.

Under the LTCIP, performance will be measured over three annual performance periods, with the average results for the three annual performance periods determining the amount of any award. Performance goals will be established at the start of each three-year period. The following average ROIC goals and corresponding payout percentages have been established by the Committee for the three-year performance period from 2012 to 2014:

	Potential Payout Versus Performance
	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)
Three-Year Average ROIC	6.00%	7.00%	8.50%

These performance goals are consistent with our long-range business plan and will require a high level of performance to achieve. Under the LTCIP definitions, our ROIC for 2011 would have been 3.8%.

The Committee has established a performance award opportunity for each of our current executive officers under the LTCIP based on a percent of his annual base salary, as follows:

	LTCIP Opportunity as % of Annual Base Salary

Executive Officer	Minimum	Target	Maximum

Timothy Wadhams	0%	150%	300%
President and Chief Executive Officer
John G. Sznewajs	0%	75%	150%
Vice President, Treasurer and Chief Financial Officer
Gregory D. Wittrock	0%	65%	130%
Vice President, General Counsel and Secretary
Charles F. Greenwood	0%	65%	130%
Vice President - Human Resources
John P. Lindow	0%	65%	130%
Vice President - Controller

If the threshold three-year average ROIC is attained, we will determine the actual award to be made to each executive officer by multiplying the target opportunity for each executive officer by the payout percentage corresponding to the actual three-year average ROIC achieved. If the ROIC threshold is not achieved, no payments will be available under the LTCIP.

The Committee believes implementation of the LTCIP is in our best interests because it provides a meaningful incentive for our executive officers to achieve our long-term growth and profitability goals. Further, the LTCIP also responds to feedback from our stockholders. The LTCIP includes a ROIC performance metric, which was chosen because it reinforces our executive officers’ focus on capital efficiency and consistent return on capital and is a measure of importance to our stockholders in their assessment of our long-term value creation. The LTCIP replaces a significant portion of the stock options historically granted to our executive officers with a long-term, three-year performance program. In adopting the LTCIP, the Committee has changed the mix of long-term incentive compensation opportunity for our executive officers, giving approximately equal weight to performance-based restricted stock, stock options, and LTCIP awards. With the adoption of the LTCIP, our 2012 target compensation mix for our CEO and our other executive officers is as follows:

2012 Compensation Mix at Target Performance

We believe this target compensation mix, which is comprised of a significant percentage of long-term, performance-based compensation, appropriately incentivizes our executive officers to achieve long-term value creation for our stockholders and to make strategic decisions that will strengthen our business.

We Have Changed Our Excise Tax Gross-Up Policy

Our Board has adopted a policy prohibiting excise tax gross-up payments, except for such payments committed to in equity and frozen Supplemental Executive Retirement Program (“SERP”) agreements entered into prior to 2012. Specifically, equity awards made in 2012 and thereafter will no longer be included for purposes of determining future excise tax gross-up payments. With the exception of tax equalization gross-up payments made to employees in connection with reimbursement of relocation or foreign expatriate expenses incurred at our request, we do not provide other tax gross-up payments.

We Have Increased Our CEO’s Minimum Stock Ownership Requirement

To further reinforce the alignment of our executive officers’ long-term financial interests with the interests of our stockholders, we have required minimum stock ownership for our executive officers for many years. This requirement ensures that our executive officers maintain a substantial investment in our common stock and that a meaningful amount of each executive officer’s personal net worth is invested in our Company. In connection with our review of our executive compensation programs and practices, our Board reviewed our stock ownership guidelines and determined to increase the minimum stock ownership guideline for our CEO from a multiple of five times base salary to six times base salary.

The Committee reviews our executive officers’ ownership of our common stock annually to ensure compliance with our stock ownership guidelines. Our executive officers’ direct stock holdings and unvested restricted stock awards are counted toward satisfaction of the guidelines. As of December 30, 2011, the last trading day of the year, when the closing price of our common stock was $10.48, each of our executive officers met his stock ownership requirement, as follows:

	Minimum Stock Ownership		Actual Ownership

Name	Multiple of Base Salary	Multiple Expressed in Dollars	Multiple of Base Salary	Value of Shares Held by Executive
Timothy Wadhams	6	$6,000,000	9.5	$9,518,659
John G. Sznewajs	3	1,590,000	4.2	2,216,405
Gregory D. Wittrock	2	800,000	2.1	836,681
Charles F. Greenwood	2	660,000	2.6	873,948
John P. Lindow	2	520,000	2.7	695,432

We Have Adopted Double-Trigger Change of Control Provisions for Our Equity Awards

The Committee has determined to modify the terms of future equity awards to implement a double-trigger change in control provision. The terms of our equity awards have generally provided that the awards would vest immediately upon a change in control of our Company (“single trigger” vesting). The terms of future equity awards will state that the awards will vest only if there is both a change in control of our Company and the recipient of the award is terminated from employment at the time of the change in control or within a specified period of time after the change in control, or terminates employment for “good reason” (for example, if his or her job duties have been significantly diminished) (“double-trigger” vesting), or if our equity program is not assumed by the acquiring company.

Compensation Principles and Objectives and Annual Review Process

The fundamental principles of our compensation programs are to reward our executive officers to a significant degree based on our performance, both in achieving our performance goals and by making effective strategic decisions, and to align our executive officers’ interests with the long-term interests of stockholders. Our compensation programs are designed to incentivize our executive officers to focus on critical business objectives, to appropriately balance risks and rewards and to attract and retain executive officers who can effectively lead our business.

As a result of our emphasis on rewarding our executive officers based on our performance, each executive officer’s potential performance-based compensation represents a significant percentage of his total annual target compensation. In 2011, the percentage of total target compensation (defined as annual base salary, target cash bonus opportunity, target restricted stock opportunity, and target value of stock options) that was performance-based was approximately 87% for Mr. Wadhams, 74% for Mr. Sznewajs, and 68% for Messrs. Wittrock, Greenwood and Lindow, our current executive officers.

We believe that having a significant ownership interest in our stock is critical to aligning the interests of our executive officers with the long-term interests of our stockholders. Accordingly, equity grants in the form of restricted stock awards and stock options are an important component of compensation for our executive officers. Our equity awards vest in 20% installments over five years. We believe five-year vesting defers the executives’ realization of the full benefit of equity-based compensation for a substantial period of time, and is significantly longer than current market practice.

The value ultimately realized from equity awards depends on the long-term value of our common stock. Our equity awards do not vest immediately upon retirement. Instead, following retirement, equity awards generally continue to vest in accordance with the remaining vesting period. Our executive officers, therefore, understand that our performance will continue to impact them financially even after they retire, thereby reinforcing their focus on the long-term enhancement of stockholder value.

Our approach to executive compensation emphasizes corporate rather than individual performance without encouraging excessive risk taking, echoing our operating strategy which encourages collaboration and cooperation among our businesses and corporate functions for our overall benefit. We believe that the effectiveness of our executive compensation programs requires not only objective, formula-based arrangements, but also the exercise of discretion and sound business judgment by the Committee. Accordingly, the Committee retains discretion to adjust base salary, grant special equity awards, adjust the mix of cash and equity compensation, adjust the mix of restricted stock and stock options awarded, and offer different forms of equity-based compensation. With this discretion, the Committee is best able to reward the individual contributions of each executive officer and to respond to our changing business needs.

Annual Review Process by Management and Our Compensation Committee

We review and make decisions regarding the amount of base salary, annual performance-based restricted stock awards and cash bonus payments and stock option grants in the first quarter of the year. We believe that determining these elements of compensation together at the beginning of the year gives us a better foundation for establishing our performance criteria and opportunity levels for the current year performance-based restricted stock awards and cash bonus payments. This also better enables the Committee to determine the executive officers’ appropriate compensation mix and to align compensation with ongoing talent review and development.

Our annual management talent review and development process is used by the Committee and our CEO in making compensation decisions and for succession planning purposes. As part of this process, our CEO provides the Committee with an assessment of each executive who reports to him. The assessment evaluates the executive’s performance, development progress and plans and potential for advancement, and also considers market demand for the executive’s skill set. The Committee also receives information, analyses and recommendations from our Vice President – Human Resources. While the Committee gives significant weight to the evaluations by our CEO, the final determination of compensation to be paid to the executive officers, including our CEO, rests solely with the Committee.

In evaluating Mr. Wadhams, our CEO, the Committee considers the factors noted above for other members of management, and also considers the qualities of leadership and responsibility necessary for the chief executive officer position. Other factors considered by the Committee include Mr. Wadhams’ contribution to our performance and governance, the impact of his leadership on the performance of our executive officers and management team and his reputation for representing us in the community.

In establishing compensation, the Committee reviews a tally sheet that comprehensively summarizes the various components of total compensation for our executive officers and other members of management. The tally sheet, which is prepared by our Human Resources department, includes base salary, annual performance-based cash bonus, long-term stock incentive compensation, dividends on unvested shares of restricted stock, and our costs for the foregoing and for perquisites and other benefits, including the annual costs under retirement plans. The tally sheet allows the Committee to compare an executive officer’s compensation with the compensation of our other executive officers and executives at our peer companies as part of its consideration of internal and external pay equity. Amounts actually realized by an executive officer from prior equity grants are not necessarily a factor in establishing current compensation, although the current value of outstanding equity awards may be considered by the Committee when assessing pay equity.

Comparative Compensation

The Committee reviews compensation for each of our executive officers with AonHewitt’s and Towers Watson’s published compensation surveys for companies with annual revenues between $5 billion and $10 billion and with compensation information disclosed in the proxy statements of our peer group. When we achieve targeted levels of performance, our executive compensation program seeks to provide total compensation (base salary, target annual bonus and the target value of long-term incentives) at approximately the median compensation level provided to executives in comparable positions at these companies. While the Committee generally targets total compensation for each executive officer at the median, it considers other factors, such as the length of time an executive officer has served in his current position, his roles and responsibilities and his performance. The Committee also analyzes actual compensation paid as reported in published surveys and by our peer group to help inform individual pay decisions. We believe this approach allows us to attract and retain the talent we need while enabling us to manage our compensation expense.

Given the many and diverse businesses in which we operate, composition of an appropriate peer group is challenging, as historically there have been few companies providing a similar mix of products and services as we offer. The Committee periodically considers the composition of our peer group, and in 2011 requested that its compensation consultant provide an analysis of our peer group. After considering the compensation consultant’s analysis, the Committee revised our peer group in early 2012 by removing nine companies (The Home Depot, United Technologies Corp., Lowe’s, 3M, Emerson, KB Home, The Ryland Group, Inc., M.D.C. Holdings, Inc. and Toll Brothers, Inc.) and adding six companies (Whirlpool Corp., Tyco International, Ingersoll-Rand, Mohawk Industries, Cooper Industries and Owens Corning). The Committee believes that the new peer group reflects the companies that we compete with for executive talent and that have a range of annual revenues and business and operational characteristics similar to ours.

Our new peer group is comprised of the following companies:

Cooper Industries	Newell Rubbermaid
D.R. Horton	NVR
Danaher	Owens Corning
Dover Corp.	PulteGroup
Fortune Brands Home & Security	Sherwin-Williams Company
Illinois Tool Works	SPX
Ingersoll-Rand	Stanley Black & Decker
ITT	Textron
Lennar	Tyco International
Mohawk Industries	Whirlpool

The following table shows how our current executive officers’ total target compensation and total actual compensation compared to market in 2011:

Comparison to Market Compensation

Executive Officer	2011 Target Total Compensation	2011 Actual Total Compensation

Timothy Wadhams	Approximately 50th percentile	Below the 25th percentile
John G. Sznewajs	Between the 25th and 50th percentiles	Below the 25th percentile
Gregory D. Wittrock	Between the 25th and 50th percentiles	Below the 25th percentile
Charles F. Greenwood	Approximately 50th percentile	Below the 25th percentile
John P. Lindow	Between the 50th and 75th percentiles	Below the 25th percentile

The Committee has also reviewed a report prepared by its compensation consultant analyzing the overall pay-for-performance alignment of our CEO’s compensation compared to our new peer group over one-year, three-year and five-year periods. During the past five years, our actual performance has been at or below the 25th percentile of our peers. While target compensation for our CEO has approximated the median of our peer group during this period, actual total compensation to our CEO, based on the current intrinsic value of equity awards made, has been below the 25th percentile of our peer group. Based on this analysis, the Committee believes that there is good alignment between compensation paid to our CEO and our performance.

Compensation Consultant to the Committee

The Committee has exercised its authority to retain its own independent advisors. Following the 2011 say-on-pay vote, the Committee determined to engage Semler Brossy as its compensation consultant. Semler Brossy was chosen by the Committee based on its deep experience in the area of executive compensation and its creative and proactive approach in analyzing executive compensation practices and programs. Further, Semler Brossy had previously provided executive compensation advice to the Company, including advice in 2011 about the design of our pay programs. Semler Brossy did not advise us regarding our 2011 performance targets, pay levels or equity awards to our executive management team. Semler Brossy’s knowledge of our particular executive compensation practices and programs was of critical importance in enabling Semler Brossy to provide comprehensive advice to the Committee on an expedited basis. This was extremely valuable to the Committee as it worked to quickly consider our failed say-on-pay vote and evaluate proposed changes to our executive compensation programs. In addition to analyzing our executive compensation programs and practices and providing advice regarding responding to the say-on-pay vote, Semler Brossy has attended Committee meetings, met with the Committee in executive sessions without our executive officers or other members of management, met individually with Committee members and the Committee chair, assisted the Committee in its review of peer group compensation and advised the Committee on its overall implementation of our compensation objectives.

Since the Committee began discussions with Semler Brossy regarding its engagement, management has not utilized the services of Semler Brossy, and Semler Brossy will not provide services to management so long as it is engaged by the Committee.

Prior to the engagement of Semler Brossy, the Committee had engaged and received advice on executive compensation matters from AonHewitt during 2011. On an annual basis, we purchase non-customized compensation surveys from AonHewitt. In 2011, the cost of these surveys was approximately $8,500. AonHewitt did not provide any consulting or other services to management during 2011.

Summary of Compensation Decisions for 2011

Our 2011 Performance: Context for Compensation Decisions

We are a leading manufacturer of home improvement and building products and a leading provider of services that include the installation of insulation and other building products. In 2011, we incurred increased commodity costs while the economy continued to experience declining home values, lack of job creation and depressed consumer confidence, hindering a housing recovery, all of which impacted our performance. Notwithstanding this challenging environment, our executives are focused on managing our Company through this difficult economic environment by taking actions designed to increase our market share in our major product categories, by strengthening our brands, by investing in product innovation and by introducing new products. We are gaining market share in the United States with our DELTA®, PEERLESS®, BRIZO®, HOT SPRING® and CALDERA® brands. We believe Behr has increased its brand share across all do-it-yourself architectural coatings categories. In 2011, Delta Faucet Company launched its innovative TOUCH2O® technology for lavatory faucets, Behr introduced a new low-VOC formula in its core PREMIUM PLUS® paint line, and Masco Cabinetry introduced a countertop product for the kitchen and integrated bathroom vanity countertop solutions. We believe our commitment to developing innovative products and building our brands is demonstrated by the recognition we received in 2011. KraftMaid cabinetry ranked “Highest in Customer Satisfaction with Cabinets” in the J.D. Power and Associates 2011 U.S. Kitchen Cabinet Satisfaction StudySM. Delta Faucet was named WaterSense® Partner of the Year by the Environmental Protection Agency in recognition of its ongoing commitment to promoting advancements in water efficiency, and Behr products again achieved #1 rankings in a leading consumer study.

Since the economic downturn, our executive officers have taken significant actions designed to manage our cash position and our cost structure, rationalize our business operations and improve our business processes. Over the last several years, we have achieved a significant reduction in our fixed costs, improved our global supply chain and achieved profit and process improvements as a result of integration savings, lean and sourcing activities and spending reductions. We believe the actions taken by our executive officers have been effective in managing our businesses successfully through the economic crisis and subsequent recession of recent years, and have strengthened our business and positioned us well for a recovery in our markets.

Components of 2011 Compensation

The components of the compensation available to our executive officers in 2011 were base salary, performance-based restricted stock and cash bonus opportunities, stock option awards, minimal perquisites and retirement programs. Each of these components is described below.

Base Salary

We pay our executive officers a base salary to provide each of them with a minimum, base level of cash compensation. As it had done in 2008 and 2009, the Committee froze base salaries again in 2011 for our CEO, CFO and our Vice President – Human Relations. The base salary of Mr. Lindow was increased from $235,000 to $260,000 following his promotion to Vice President – Controller in 2011. Mr. Wittrock, our Vice President, General Counsel and Secretary, received a market salary increase from $370,000 to $400,000 in 2011. In determining the appropriate compensation adjustments for Messrs. Lindow and Wittrock, the Committee reviewed market survey data in published executive compensation surveys for companies with annual revenues similar to ours. The Committee also reviewed their compensation history and the compensation of their predecessors.

The Committee has determined not to increase base salaries for our executive officers in 2012.

Performance-Based Restricted Stock and Cash Bonus Opportunities

We provide annual performance-based restricted stock and cash bonus opportunities to our executive officers to emphasize our annual performance, provide incentive to achieve our critical business objectives, and align our executive officers’ interests with those of our stockholders. As described below, we did not attain our earnings per share or cash flow performance targets in 2011. As a result, no performance-based restricted stock awards or cash bonuses were earned by our executive officers in 2011, and their total direct compensation (annual salary, restricted stock, cash bonus and stock option awards) declined 27% compared to 2010, as described in the Supplemental Compensation Table below.

In the first quarter of each year, the Committee approves our performance metrics and performance targets for the year. As it has done since 2009, the Committee established earnings per share and cash flow performance targets for 2011. Earnings per share was selected because our stockholders view it as a key measure of our financial performance. Cash flow is particularly important to us in the current challenging economic environment, since it is necessary for us to meet our debt obligations and invest in growth initiatives.

In setting our performance targets, the Committee reviews our operating forecast for the year, taking into account general economic and industry conditions. When the Committee established the 2011 performance targets, it was expected that housing starts and consumer spending for home improvement projects would increase in 2011 compared to 2010, but that we would incur significant incremental expenses related to investment in growth initiatives, our corporate expenses and rationalization activity. Accordingly, the earnings per share target was set at a level slightly below the 2010 target. The 2011 cash flow target was also reduced from the 2010 target in anticipation that, after several years of significantly curtailed capital expenditures and diligent management of working capital, we would need to increase capital expenditures and would generate less cash from working capital management in 2011.

The Committee establishes the restricted stock award and cash bonus opportunities available to each executive officer as a percent of his annual base salary. In 2011, the opportunities levels for our current executive officers remained at the same levels as in 2010, as follows:

	Opportunities for Cash Bonus & Stock Awards, Each as a % of Annual Base Salary
Executive Officer	Minimum	Target	Maximum

Timothy Wadhams	0%	150%	300%

John G. Sznewajs	0%	75%	150%

Gregory D. Wittrock	0%	65%	130%

Charles F. Greenwood	0%	65%	130%

John P. Lindow	0%	65%	130%

To determine actual cash bonuses to be paid and restricted stock awards to be granted to our executive officers, we multiply the target opportunities for each executive officer by the payout percentage corresponding to the actual earnings per share or cash flow achieved. In 2011, neither our earnings per share nor our cash flow met the threshold level of performance established by the Committee and, accordingly, we made no cash bonus payments or restricted stock awards to our executive officers, as follows:

Performance Metric	Potential Payout Versus Performance
	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual as Adjusted	Actual Percentage Attained Relative to Target

Earnings Per Common Share	$0.05	$0.20	$0.70	$(0.13)	0%

Cash flow (in millions)	$100	$150	$250	$88	0%

For purposes of determining achievement of the performance target, our reported earnings per common share is adjusted to exclude the effects of special charges, gains and losses from corporate divestitures, certain other non-operating income and expenses and the benefit resulting from any stock repurchases in excess of a predetermined amount. Cash flow is defined as reported cash from operations, less any capital expenditures, prior to the payment of cash dividends, and is adjusted to exclude the effects of special charges, gains and losses from corporate divestitures, impact of deferred taxes and certain other non-operating income and expenses. The adjustments to cash flow increased the value used to determine achievement of the performance target by $17 million from our actual free cash flow of $71 million.

In addition to granting performance-based restricted stock, the Committee also has the discretion to award shares of restricted stock to our executive officers, other than our CEO, if it determines that an executive officer has made outstanding individual contributions during the prior year. These discretionary awards, if made, would be awarded following certification of our prior year’s results and at the time that our executive officers’ evaluations take place. The total value of these awards cannot exceed 20% of the combined annual base salaries of the executive officers (excluding the salary of our CEO). No individual awards were recommended in 2012 for 2011.

In early 2012, the Committee again decided to tie the cash bonus and stock award opportunities to earnings per common share and cash flow for our 2012 annual incentive compensation plan. We are using these performance metrics again because the Committee believes they are particularly important as we continue to operate in a challenging economic environment.

Stock Options

We have granted stock options annually to our executive officers to motivate and reward them for improving our share price, to align their long-term interests with those of stockholders and to maintain the competitiveness of our total compensation package. Prior to 2012, the value of each executive officer’s stock option grant (based on the economic value of the stock options at the grant date using the Black-Scholes model) has been approximately equal to the value the Committee estimated was needed to make each executive officer’s target total compensation approximate the median target compensation packages provided to executives in comparable positions at our peer companies. In early 2011, prior to our 2011 say-on-pay vote, the Committee again determined to grant stock options to all of our executive officers in the same amounts as in prior years, as disclosed in the Supplemental Compensation Table below.

The Committee believes that stock options continue to be an important component of our executive compensation programs because they align our executive officers’ long-term interests with those of our stockholders by reinforcing the goal of long-term share price appreciation. Further, they provide value to our executive officers only if the price of our common stock increases following the grant of the stock options. With the exception of stock options granted to our executive officers in 2009, all of the vested stock options held by our executive officers on December 30, 2011, the last trading day of the year, were “underwater” because the closing price of our common stock on that day ($10.48) was less than the closing price of our common stock on the day the options were granted (the “strike price”).

After evaluating the mix of our long-term incentive compensation and considering the feedback from our stockholders regarding our long-term incentives, the Committee determined to significantly reduce the importance of stock options in our long-term incentive compensation mix and granted significantly fewer options to our executive officers in early 2012. The options granted to each current executive officer in early 2012 had less than half the value of those granted in 2011.

Perquisites and Other Compensation

Our executive officers receive a limited number of perquisites. We maintain Company aircraft for business purposes, and the Committee has evaluated our policies and valuation practices for personal use of these aircraft. The Board has requested that Mr. Wadhams use our aircraft for both business and personal travel, with personal travel subject to prior approval by our Chairman of the Board. Notwithstanding this, personal use of our aircraft is considered a perquisite for SEC reporting purposes. Our CEO may occasionally permit other executive officers to use our aircraft, if available, for personal travel.

Our executive officers are eligible to participate in an estate and financial planning program to assist them in achieving the benefit of our compensation programs. This program provides up to $10,000 per year for financial planning and tax preparation.

Retirement Programs

We maintain defined contribution retirement plans for all of our employees to provide them with income to supplement social security and their personal asset accumulation. These plans include 401(k) savings plans and profit sharing plans. Our executive officers are eligible to participate in our tax-qualified 401(k) savings plan (the “401(k) Savings Plan”) and a tax-qualified Future Service Profit Sharing Plan (the “Profit Sharing Plan”), as well as a benefits restoration plan (the “BRP”). The BRP enables highly-compensated employees to obtain the full financial benefit of the 401(k) Savings Plan and the Profit Sharing Plan, notwithstanding various limitations imposed on the plans under the Internal Revenue Code (the “Code”).

Our executive officers are also entitled to receive benefits under our defined benefit plans, which are the Masco Corporation Pension Plan and the portion of the BRP applicable to the Masco Corporation Pension Plan. Messrs. Wadhams and Sznewajs also receive benefits under a Supplemental Executive Retirement Plan (“SERP”). SERP benefits are not provided to Messrs. Wittrock, Greenwood or Lindow. In 2010, we froze accruals in all of these plans, as well as in all of our other defined benefit plans offered to our U.S. employees. Consequently, the pension benefits ultimately payable to Messrs. Wadhams and Sznewajs are essentially fixed, although Mr. Sznewajs’ vesting in the frozen accrued SERP benefit has continued. Mr. Sznewajs will not be fully vested in his frozen SERP benefit unless he continues employment with us over the next 10 years, or we have a change in control.

Our retirement plans and our frozen defined benefit plans are described in detail in “Compensation of Executive Officers – Retirement Plans” below.

Comparison of 2011 and 2010 Direct Compensation to Executive Officers

The Supplemental Compensation Table below shows how the Committee assessed total direct compensation for our executive officers in 2011 and 2010, and shows compensation changes from 2010 to 2011 on a year-over-year basis. Presentation of the components of compensation in the Supplemental Compensation Table is consistent with the information provided to and analyzed by the Committee in our tally sheets (see “Compensation Principles and Objectives and Annual Review Process” above). The Supplemental Compensation Table is not intended to be a substitute for the 2011 Summary Compensation Table (which is presented under the heading “Compensation of Executive Officers” below).

The Committee approves restricted stock awards when financial results for the previous year are finalized, which occurs early in the following year. As described above, because we did not meet the threshold level of earnings per share or cash flow performance in 2011, no restricted stock awards were made to our executive officers in 2012 for the 2011 performance year. We did, however, grant restricted stock in early 2011 based on our performance in 2010. The 2011 Summary Compensation Table shows the awards of restricted stock we made in 2011 as compensation received by our executive officers in 2011. In the Supplemental Compensation Table below, we show no restricted stock awards for our 2011 performance year, and show the awards of restricted stock made in 2011 as compensation for 2010. Additionally, the Supplemental Compensation Table does not include changes in pension value, as that amount represents the annual change in present value of future payments to be made to our executive officers, and does not reflect additional benefit accruals in our frozen defined benefit pension plans.

Supplemental Compensation Table

Name and Principal Position	Year	Salary ($)	Restricted Stock Awards ($)(1)	Stock Options ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)(5)	Percentage Change
Timothy Wadhams	2011	$1,000,000	—	$4,161,600	—	$126,580	$5,288,180	(27)%
President and Chief Executive Officer	2010	950,769	$ 899,964	4,324,882	$ 900,000	138,797	7,214,412

John G. Sznewajs	2011	530,000	—	739,500	—	42,305	1,311,805	(28)%
Vice President, Treasurer and Chief Financial Officer	2010	516,673	238,452	768,515	238,500	52,260	1,814,400

Gregory D. Wittrock	2011	392,615	—	306,000	—	34,637	733,252	(29)%
Vice President, General Counsel and Secretary	2010	381,105	144,353	318,000	144,300	49,866	1,037,624

Charles F. Greenwood	2011	330,000	—	311,100	—	33,661	674,761	(30)%
Vice President – Human Resources	2010	319,096	128,713	323,306	128,700	58,647	958,462

John P. Lindow	2011	250,865	109,200	234,600	—	25,580	620,245	(12)%
Vice President – Controller	2010	233,304	91,663	243,800	91,700	46,078	706,545

William T. Anderson	2011	282,750	—	357,000	—	30,406	670,156	—(6)
Former Vice President – Controller	2010	387,577	152,045	371,007	152,100	39,929	1,102,658

Donald J. DeMarie, Jr.	2011	815,000	—	1,994,100	—	120,235	2,929,335	—(6)
Former Executive Vice President and Chief Operating Officer	2010	783,000	488,955	2,072,339	489,000	127,278	3,960,572

(1)	This column shows the aggregate grant date fair value of awards of restricted stock for the performance year indicated, calculated in accordance with accounting guidance. The amount shown for Mr. Lindow in 2011 represents a special award of 10,000 restricted shares granted to recognize his promotion to Vice President – Controller.

(2)	This column shows the aggregate grant date fair value of awards of stock options. Each executive officer received the same number of stock options as part of his 2011 and 2010 compensation, as follows: 816,000 options for Mr. Wadhams; 145,000 options for Mr. Sznewajs; 60,000 options for Mr. Wittrock; 61,000 options for Mr. Greenwood; 46,000 options for Mr. Lindow; 70,000 options for Mr. Anderson; and 391,000 options for Mr. DeMarie.

(3)	This column shows the cash bonuses paid for the performance year indicated.

(4)	This column includes our contributions and allocations for the accounts of the executive officers under our qualified and non-qualified defined contribution retirement plans, and perquisites.

(5)	As noted above, the total excludes the change in the year-end pension values and non-qualified deferred compensation earnings included in the 2011 Summary Compensation Table.

(6)	Percentages have not been calculated for Messrs. Anderson and DeMarie, as they are no longer executive officers of the Company.

Best Practices in Our Compensation Programs

Our executive compensation programs incorporate many best practices. This year we have eliminated the excise tax gross-up feature on all equity awards to be granted in the future, increased our CEO’s minimum stock ownership requirement, and adopted double-trigger vesting for future equity awards on a change in control, as described above under “Changes Made to Our Executive Compensation Programs.” Additionally, the Committee utilizes a market analysis of executive compensation relative to peer companies and tally sheets, as described above under “Compensation Principles and Objectives and Annual Review Process.” Our other best practices include:

Prohibition on Derivative Trading

Our insider trading policy prohibits our executive officers from engaging in transactions involving derivative securities relating to our stock, such as put and call options, and certain other arrangements, such as forward sales and short sales, which could have the effect of reducing or neutralizing their investment in our common stock.

No Employment, Change in Control or Severance Contracts

Our executive officers do not have employment contracts and are “at-will” employees who may be terminated at our discretion. We believe this preserves greater flexibility in our employment arrangements with our executive officers. Our executive officers also do not have change in control or contractual severance contracts, although we have, from time to time, entered into severance arrangements with executive officers, as we did this year with Mr. DeMarie (see “Compensation of Executive Officers – Payments Upon Retirement, Termination, Disability or Death - Other Arrangements” below). However, if a change in control occurs, regardless of whether an employee’s employment continues or terminates, all outstanding shares of restricted stock and stock options granted to all employees would fully vest (this feature of our equity awards will be changed to a double trigger; see “Changes Made to Our Executive Compensation Programs” above). Additionally, each of our participating executive officers would receive a lump-sum payment equal to the present value of his accrued benefit under our SERP and the BRP.

After a change in control, executive officers may be considered to have received “golden parachute payments” to the extent the amount received as a result of the change in control exceeds certain thresholds in the Code. Under the Code, “golden parachute payments” are subject to a 20% excise tax, in addition to normally applicable income and other payroll taxes. If an employee, including any executive officer, becomes entitled to receive payments as a result of equity awards or other agreements made before 2012, which trigger the application of the excise tax, we will make an additional cash payment to make the employee whole for such excise tax payments. As described above under “Changes Made to Our Executive Compensation Programs,” the equity awards made in 2012 will not include the excise tax gross-up feature. The tally sheet used by the Committee to review executive compensation includes our obligations to the executive officers under these programs in the event of any change in control.

Executive Retention and Prohibition on Competition

We believe several features of our equity plans improve our retention of our executive officers and also reduce the potential that executive officers might engage in post-termination conduct that would be harmful to us. Our executive officers generally forfeit unvested awards of restricted stock and stock options when their employment terminates prior to retirement. Executive officers may exercise vested options for a limited period of time following termination. The terms of our awards prohibit our executive officers from competing with us for one year after termination. If an executive officer violates this restriction, we can recover the gain the executive officer realized from awards that vested within two years prior to termination.

Compensation Risk Evaluation

During 2011, the Committee conducted a risk assessment of our executive compensation programs. The Committee concluded that our programs do not encourage excessive risk taking. While the total compensation program is designed to balance short- and long-term rewards, the largest portion of the compensation opportunity for our executive officers is through equity-based long-term incentives. Executive officers are also required to own a substantial amount of our stock to further encourage a long-term perspective. The annual cash bonus and stock award programs have established maximum payout opportunities in line with competitive practice.

Accounting and Tax Treatment

Section 162(m) of the Code limits deductibility of annual compensation in excess of $1 million paid to our executive officers, unless this compensation qualifies as “performance-based.” Our stock options and, in most situations, cash bonus and grants of restricted stock under the performance-based programs described above, qualify under Section 162(m) and are therefore deductible. Awards under our new LTCIP will also qualify under Section 162(m). The Committee, however, believes it is in our interest to retain flexibility in our compensation programs. Consequently, in some circumstances, we have paid and intend to continue to pay compensation that exceeds the limitation of Section 162(m).

Conclusion

We recognize the importance of attracting and retaining executive officers who can effectively lead our business, particularly in difficult times, and in motivating them to maximize our corporate performance and create long-term value for our stockholders. We believe in rewarding our executive officers to a significant degree based on our performance, and, as our performance in 2011 did not meet our expectations, our executive officers’ direct compensation declined approximately 27% compared to 2010. We thoughtfully and thoroughly analyzed our compensation practices and programs following our say-on-pay vote, reaching out to a significant number of our stockholders and carefully considering feedback from our stockholders and the Company’s best interests. As a result of this review, the Committee and our Board made several changes to our executive compensation programs and practices for 2012 and beyond. We believe the changes we have implemented to our compensation practices and programs, along with the changes we have made in recent years, further strengthen these practices and programs to even more strongly align our executive officers’ interests with the long-term interests of stockholders, reward our executive officers based on our performance and incentivize them to focus on our critical business objectives.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee, which is responsible for overseeing the Company’s executive compensation programs, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Masco’s proxy statement.

Mary Ann Van Lokeren, Chairperson Anthony F. Earley, Jr. Verne G. Istock J. Michael Losh Lisa A. Payne

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table reports compensation earned during the years indicated by Mr. Wadhams, our principal executive officer, Mr. Sznewajs, our principal financial officer, and Messrs. Wittrock, Greenwood and Lindow, our three other most highly compensated executive officers. Mr. Anderson ceased serving as our Vice President – Controller on May 13, 2011, and Mr. DeMarie ceased serving as a Vice President and Chief Operating Officer in late 2011. They are included in this table because they would have been included in the group of highly compensated executive officers if they had remained as executive officers through December 31, 2011. We refer to the individuals listed in the table collectively as our “named executive officers.”

2011 Summary Compensation Table

Name and Principal Position	Year(1)	Salary ($)(2)	Stock Awards ($) (3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Timothy Wadhams	2011	$1,000,000	$899,964	$4,161,600	—	$1,914,996	$126,580	$8,103,140
President and Chief Executive Officer	2010	950,769	2,306,270	4,324,882	$900,000	1,437,881	138,797	10,058,599
	2009	900,000	811,030	1,808,338	2,300,000	5,441,434	82,076	11,342,878

John G. Sznewajs	2011	530,000	238,452	739,500	—	532,788	42,305	2,083,045
Vice President,	2010	516,673	552,400	768,515	238,500	322,334	52,260	2,450,682
Treasurer and Chief Financial Officer	2009	475,000	401,500	321,335	530,000	539,993	33,880	2,301,708

Gregory D. Wittrock	2011	392,615	144,353	306,000	—	130,022	34,637	1,007,627
Vice President, General Counsel and Secretary

Charles F. Greenwood	2011	330,000	128,713	311,100	—	79,677	33,661	883,151
Vice President – Human Resources	2010	319,096	317,630	323,306	128,700	97,879	58,647	1,245,258
	2009	285,000	200,750	135,182	320,000	90,252	19,045	1,050,229

John P. Lindow	2011	250,865	200,863	234,600	—	41,289	25,580	753,197
Vice President – Controller

William T. Anderson	2011	282,750	152,045	357,000	—	519,842	30,406	1,342,043
Former Vice President – Controller	2010	387,577	414,300	371,007	152,100	394,676	39,929	1,759,589
	2009	380,000	305,140	155,127	425,000	962,916	27,730	2,255,913

Donald J. DeMarie, Jr.	2011	815,000	488,955	1,994,100	—	—	120,235	3,418,290
Former Vice President	2010	783,000	1,284,330	2,072,339	489,000	91,578	127,278	4,847,525
and Chief Operating Officer	2009	750,000	674,520	866,495	1,285,000	1,656,201	129,171	5,361,387

(1)	Information is included only for those years in which individuals have served as named executive officers.

(2)	These columns include amounts voluntarily deferred by each named executive officer as salary reductions under our 401(k) Savings Plan.

(3)	Amounts in these columns reflect the aggregate grant date fair value of restricted stock awards and stock options, calculated in accordance with accounting guidance. In determining the fair market value of stock options, we used the same assumptions as set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. See “Compensation Discussion and Analysis - Summary of Compensation Decisions for 2011 - Components of 2011 Compensation.” The named executive officers have no assurance that these amounts will be realized. They only realize the value of restricted stock awards over an extended period of time because scheduled vesting of awards occurs pro rata over five years from the date of grant. Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of our common stock, and the timing of exercise of the option.

(4)	In accordance with SEC requirements, the amounts reported in this column reflect restricted stock awards granted during the year indicated. No performance-based restricted stock awards for 2008 were granted in 2009. The awards of restricted stock shown for 2009 were the result of a special discretionary award approved by the Organization and Compensation Committee. Performance-based awards of restricted stock for 2009 and 2010 are reflected in the grants made in 2010 and 2011, respectively.

(5)	This column shows performance-based cash bonuses that were paid based on the attainment of performance targets. No such bonuses were payable for 2011, as described above in “Compensation Discussion and Analysis.”

(6)	This column shows increases in the sum of year-end pension values. Increases in pension values do not represent increased benefit accruals since benefits in our domestic defined benefit plans were frozen effective January 1, 2010; increases in pension value reflect actuarial factors and reduced interest rates used to calculate present values. These values were obtained by comparing the present value of accumulated benefits for December 31 of the year indicated (shown for 2011 in the “2011 Pension Plan Table” below) to the comparable amount for the prior year. We calculated the pension values for each of 2009, 2010 and 2011 using the same assumptions as set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the corresponding fiscal years ended December 31. The named executive officers did not have any above-market earnings under any of the plans in which they participate. There was a decrease of $978,284 for Mr. DeMarie due primarily to his departure effective January 1, 2012.

(7)	For 2011, this column includes (i) our total contributions and allocations for the accounts of the named executive officers under the Profit Sharing Plan, the 401(k) Savings Plan and the portions of the BRP applicable to those plans ($73,500 for Mr. Wadhams; $39,555 for Mr. Sznewajs; $32,607 for Mr. Wittrock; $30,261 for Mr. Greenwood; $23,980 for Mr. Lindow; $29,546 for Mr. Anderson; and $57,501 for Mr. DeMarie); and (ii) perquisites. The only perquisite that exceeded the greater of $25,000 or 10% of the total perquisite amount was personal use of Company aircraft ($53,080 for Mr. Wadhams and $54,669 for Mr. DeMarie). The incremental cost for the Company aircraft includes the cost for fuel, landing and parking fees, variable maintenance, variable pilot expenses for travel and any special catering costs. We also include these same costs for associated repositioning of the aircraft. For 2011, perquisites also included financial planning (for Messrs. Sznewajs, Wittrock, Greenwood, Lindow, Anderson and DeMarie).

Grants of Plan-Based Awards

The following table provides information about the potential payouts that were available in 2011 to our named executive officers under our annual performance-based cash bonus opportunity, and actual grants of restricted stock and stock options we made in 2011 to our named executive officers under our 2005 Long Term Stock Incentive Plan. Our “Compensation Discussion and Analysis” above describes our annual performance-based cash bonuses and stock awards, performance targets, and grants of stock options. Restricted stock awards and stock options granted in 2011 vest in equal annual installments of 20% over a period of five years. Stock options granted in 2011 remain exercisable until ten years from the date of grant. Unvested restricted shares are held in the executive officer’s name, and the executive officer has the right to vote the shares and receive dividends on the restricted shares, but the executive officer may not sell the shares until they vest.

2011 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options or Units(3)	Exercise or Base Price of Option Awards (($) Per Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold($)	Target($)	Maximum($)
Timothy Wadhams	n/a	$ 600,000	$1,500,000	$3,000,000
	02/16/2011				70,200			$ 899,964
	02/16/2011					816,000	$12.82	4,161,600

John G. Sznewajs	n/a	159,000	397,500	795,000
	02/16/2011				18,600			238,452
	02/16/2011					145,000	12.82	739,500

Gregory D. Wittrock	n/a	104,000	260,000	520,000
	02/16/2011				11,260			144,353
	02/16/2011					60,000	12.82	306,000

Charles F. Greenwood	n/a	85,800	214,500	429,000
	02/16/2011				10,040			128,713
	02/16/2011					61,000	12.82	311,100

John P. Lindow	n/a	67,600	169,000	338,000
	02/16/2011				7,150			91,663
	02/16/2011					46,000	12.82	234,600
	07/27/2011				10,000			109,200

William T. Anderson	n/a	73,500	184,000	368,000
	02/16/2011				11,860			152,045
	02/16/2011					70,000	12.82	357,000

Donald J. DeMarie, Jr.	n/a	326,000	815,000	1,630,000
	02/16/2011				38,140			488,955
	02/16/2011					391,000	12.82	1,994,100

(1)	The amounts shown reflect the threshold, target and maximum payouts under the 2011 performance-based cash bonus opportunity described in our “Compensation Discussion and Analysis.” Because we did not attain our earnings per share or cash flow performance goals in 2011, no performance-based cash bonuses were actually paid to our named executive officers under this program. See “Summary of Compensation Decisions for 2011 – Performance Based Restricted Stock and Cash Bonus Opportunities” above.

(2)	The amounts shown reflect the number of shares of restricted stock granted in 2011 under the 2010 performance-based restricted stock award opportunity. See “Summary of Compensation Decisions for 2011 – Performance Based Restricted Stock and Cash Bonus Opportunities” above.

(3)	The amounts shown reflect the number of stock options granted in 2011, prior to the 2011 say-on-pay vote.

(4)	The grant date fair value shown in this column is determined in accordance with accounting guidance. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at a future date when the option is exercised.

Outstanding Equity Awards at Fiscal Year-End

We make equity grants pursuant to our 2005 Long Term Stock Incentive Plan (the “2005 Plan”); outstanding grants made prior to 2005 were made pursuant to our 1991 Long Term Stock Incentive Plan (the “1991 Plan”). We refer to the 2005 Plan and the 1991 Plan collectively in this proxy statement as the “Long Term Incentive Plan.” The following table shows, for each named executive officer as of December 31, 2011, (i) each vested and unvested stock option outstanding, (ii) the aggregate number of unvested shares of restricted stock, and (iii) the market value of unvested shares of restricted stock based on the closing price of our common stock on December 30, 2011, the last trading day of the year, which was $10.48 per share. The value each named executive officer will realize when his restricted shares vest will depend on the value of our common stock on the vesting date.

2011 Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)						Restricted Stock Awards(2)
Name	Original Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Timothy Wadhams							474,459	$4,972,330
	12/10/2002		57,600	—	$19.50	12/10/2012
	10/29/2003		75,000	—	27.50	10/29/2013
	01/14/2004		30,000	—	26.50	01/14/2014
	07/29/2004		75,000	—	30.00	07/29/2014
	09/24/2004	(3)	8,229	—	34.12	12/10/2012
	05/09/2005		85,000	—	30.75	05/09/2015
	07/26/2006		85,000	—	26.60	07/26/2016
	05/24/2007		68,000	17,000	30.40	05/24/2017
	06/02/2007		320,000	80,000	30.16	06/02/2017
	05/12/2008		489,600	326,400	18.58	05/12/2018
	02/09/2009		326,400	489,600	8.03	02/09/2019
	02/12/2010		163,200	652,800	13.81	02/12/2020
	02/16/2011		—	816,000	12.82	02/16/2021

John G. Sznewajs							142,731	$1,495,821
	12/10/2002		9,540	—	$19.50	12/10/2012
	10/29/2003		29,000	—	27.50	10/29/2013
	10/29/2003		25,000	—	27.50	10/29/2013
	12/12/2003	(3)	2,207	—	28.10	12/10/2012
	07/29/2004		33,000	—	30.00	07/29/2014
	05/09/2005		33,000	—	30.75	05/09/2015
	06/30/2005	(3)	1,952	—	31.76	12/10/2012
	07/28/2005		20,000	—	34.40	07/28/2015
	07/26/2006		40,000	—	26.60	07/26/2016
	05/24/2007		32,000	8,000	30.40	05/24/2017
	06/02/2007		56,000	14,000	30.16	06/02/2017
	05/12/2008		87,000	58,000	18.58	05/12/2018
	02/09/2009		58,000	87,000	8.03	02/09/2019
	02/12/2010		29,000	116,000	13.81	02/12/2020
	02/16/2011		—	145,000	12.82	02/16/2021

Gregory D. Wittrock							55,400	$580,592
	12/10/2002		3,080	—	$19.50	12/10/2012
	10/29/2003		7,440	—	27.50	10/29/2013
	07/29/2004		14,400	—	30.00	07/29/2014
	08/24/2004	(3)	1,813	—	32.25	12/10/2012
	12/14/2004	(3)	1,712	—	36.00	12/10/2012
	05/09/2005		14,400	—	30.75	05/09/2015
	03/09/2006	(3)	1,960	—	30.64	12/10/2012
	03/09/2006	(3)	5,169	—	30.64	10/29/2013
	07/26/2006		14,400	—	26.60	07/26/2016

	Option Awards(1)						Restricted Stock Awards(2)
Name	Original Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
	01/16/2007	(3)	1,943	—	30.90	12/10/2012
	01/16/2007	(3)	1,068	—	30.90	10/29/2013
	05/24/2007		11,520	2,880	30.40	05/24/2017
	05/12/2008		14,700	9,800	18.58	05/12/2018
	02/09/2009		10,400	15,600	8.03	02/09/2019
	12/07/2009		12,000	18,000	13.91	12/07/2019
	02/12/2010		12,000	48,000	13.81	02/12/2020
	02/16/2011		—	60,000	12.82	02/16/2021

Charles F. Greenwood							68,242	$715,176
	12/10/2002		3,080	—	$ 19.50	12/10/2012
	10/29/2003		12,000	—	27.50	10/29/2013
	02/27/2004	(3)	2,145	—	28.00	12/10/2012
	07/29/2004		12,000	—	30.00	07/29/2014
	05/09/2005		12,500	—	30.75	05/09/2015
	01/03/2006	(3)	3,884	—	30.92	12/10/2012
	07/26/2006		14,000	—	26.60	07/26/2016
	05/03/2007	(3)	2,002	—	30.00	12/10/2012
	05/07/2007		16,000	4,000	30.71	05/07/2017
	05/24/2007		28,800	7,200	30.40	05/24/2017
	05/12/2008		36,600	24,400	18.58	05/12/2018
	02/09/2009		24,400	36,600	8.03	02/09/2019
	02/12/2010		12,200	48,800	13.81	02/12/2020
	02/16/2011		—	61,000	12.82	02/16/2021

John P. Lindow							65,747	$689,029
	02/13/2002		20,000	—	$ 26.02	02/13/2012
	12/10/2002		12,900	—	19.50	12/10/2012
	10/29/2003		14,000	—	27.50	10/29/2013
	07/29/2004		14,000	—	30.00	07/29/2014
	05/09/2005		12,000	—	30.75	05/09/2015
	07/26/2006		15,000	—	26.60	07/26/2016
	05/24/2007		16,000	4,000	30.40	05/24/2017
	05/12/2008		27,540	18,360	18.58	05/12/2018
	02/09/2009		18,360	27,540	8.03	02/09/2019
	02/12/2010		9,200	36,800	13.81	02/12/2020
	02/16/2011		—	46,000	12.82	02/16/2021

William T. Anderson							103,848	$1,088,327
	02/13/2002		30,000	—	$ 26.02	02/13/2012
	12/10/2002		16,560	—	19.50	12/10/2012
	10/29/2003		30,000	—	27.50	10/29/2013
	07/29/2004		33,000	—	30.00	07/29/2014
	11/11/2004	(3)	2,815	—	35.60	12/10/2012
	05/09/2005		33,000	—	30.75	05/09/2015
	05/09/2005		7,000	—	30.75	05/09/2015
	09/06/2005	(3)	2,516	—	31.00	12/10/2012
	07/26/2006		33,000	—	26.60	07/26/2016
	05/24/2007		26,400	6,600	30.40	05/24/2017
	06/02/2007		16,000	4,000	30.16	06/02/2017
	05/12/2008		33,600	22,400	18.58	05/12/2018
	02/09/2009		28,000	42,000	8.03	02/09/2019
	02/12/2010		14,000	56,000	13.81	02/12/2020
	02/16/2011		—	70,000	12.82	02/16/2021

	Option Awards(1)					Restricted Stock Awards(2)
Name	Original Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Donald J. DeMarie, Jr. (4)						329,472	$3,452,867
	12/10/2002	6,160	—	$19.50	12/10/2012
	05/13/2003	16,000	—	23.00	05/13/2013
	10/29/2003	48,000	—	27.50	10/29/2013
	07/29/2004	54,000	—	30.00	07/29/2014
	05/09/2005	54,000	—	30.75	05/09/2015
	07/26/2006	54,000	—	26.60	07/26/2016
	05/24/2007	43,200	10,800	30.40	05/24/2017
	06/02/2007	120,000	30,000	30.16	06/02/2017
	12/04/2007	120,000	30,000	21.57	12/04/2017
	05/12/2008	234,600	156,400	18.58	05/12/2018
	02/09/2009	—	234,600	8.03	02/09/2019
	02/12/2010	78,200	312,800	13.81	02/12/2020
	02/16/2011	—	391,000	12.82	02/16/2021

(1)	Stock options (other than restoration options; see Note 3) vest in equal annual installments of 20% commencing in the year following the year of grant.

(2)	Restricted stock awards granted in 2010 and after vest in equal annual installments of 20%. Restricted stock awards granted prior to 2010 vest in equal annual installments of 10%; however, the number of shares that vest annually is adjusted when the participant turns age 66 so that awards are fully vested by the end of the year in which the participant turns 70.

(3)	These stock options are restoration options, which are exercisable in full six months and one day after the grant date. The granting of restoration options was permitted under the 1991 Plan but has been discontinued under the 2005 Plan, other than restoration options resulting from the exercise of outstanding options awarded under the 1991 Plan. Restoration options are granted when a participant exercises an eligible option and pays the exercise price fully or in part by delivering shares of our common stock or by attesting to the ownership of such shares. The restoration option is equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original option. The exercise price of the restoration option is the fair market value of our common stock on the date of its grant (which is the date the underlying option is exercised).

(4)	As a result of his departure from the Company on January 1, 2012, Mr. DeMarie could only exercise options that were exercisable as of that date until March 31, 2012. Mr. DeMarie’s outstanding shares of restricted stock will continue to vest in accordance with their original vesting schedule as provided in his agreement with us. See “Payments Upon Retirement, Termination, Disability or Death – Other Arrangements” below.

Option Exercises and Stock Vested

The following table shows the number of shares acquired, and the value realized, by each of our named executive officers during 2011, in connection with the vesting of stock options and restricted stock previously awarded to them.

2011 Option Exercises and Stock Vested

	Option Awards
	Number of Shares Acquired on Exercise (#)		Restricted Stock Awards
Name		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy Wadhams	—	—	86,306	$1,176,252
John G. Sznewajs	—	—	25,023	340,774
Gregory D. Wittrock	—	—	8,254	114,170
Charles F. Greenwood	—	—	11,266	155,979
John P. Lindow	—	—	9,393	130,142
William T. Anderson	—	—	18,701	258,118
Donald J. DeMarie, Jr.	20,125	$342,453	55,730	748,650

Retirement Plans

We maintain tax-qualified defined contribution and defined benefit retirement plans for our employees, including our named executive officers. We also maintain a non-qualified Benefits Restoration Plan (“BRP”), which enables highly compensated employees to obtain the full financial benefits of these plans, notwithstanding various limitations imposed on the tax-qualified plans under the Code. Substantially all of our defined benefit pension plans were frozen for future benefit accruals effective January 1, 2010. Consequently, the defined benefit pension benefits accrued for each of our named executive officers are essentially fixed.

Defined Contribution Plans

Our defined contribution plans are a tax-qualified 401(k) Savings Plan and a tax-qualified Profit Sharing Plan. We match employee contributions to the 401(k) Savings Plan of 100% of the first 4% of an employee’s compensation deferred into the plan. Our contributions to the Profit Sharing Plan are guided by the earnings per share performance target used to determine annual performance-based restricted stock awards and cash bonuses to our employees. The Organization and Compensation Committee has established our maximum contribution percentage at 10% of each participant’s annual earnings (base salary and cash bonus) if we achieve the maximum performance level under the incentive schedule. Employees become 100% vested in their profit sharing amounts after completing three years of employment with us. All of our named executive officers are 100% vested in their profit sharing amounts.

Under the defined contribution portion of our non-qualified BRP, we make allocations for highly compensated employees, including our named executive officers, reflecting 401(k) Savings Plan employer match (in 2011, for contributions up to $16,500) and Profit Sharing Plan contribution amounts that otherwise exceed the Code’s limitations, together with amounts reflecting pro-forma earnings (or losses) on participants’ accounts. Because the BRP is not a tax-qualified plan, these allocations are maintained in book entry form in a Company account in each participant’s name and are not funded. The pro-forma earnings are posted to the BRP book entry accounts based on the performance reported by the several mutual fund offerings as directed by each participant. Following a participant’s termination of employment, the BRP benefit is paid by us in a lump sum. Distributions from the Profit Sharing Plan are made through a trust and may be paid in a lump sum or in installments. The Profit Sharing Plan also permits distributions after a participant reaches age 59 1/2 and prior to termination of employment.

The columns in the following table show, for each named executive officer, (A) the amount of the book entry allocation to his BRP account made by us for 2011; (B) the amount of pro-forma earnings posted to his account in 2011; (C) the aggregate amount of all withdrawals, distributions or segregations from his account during 2011; and (D) the account’s ending balance at December 31, 2011.

2011 Non-Qualified Deferred Compensation

(Defined Contribution Portion of the Benefits Restoration Plan)

	A	B	C	D
Name	Masco Allocations for 2011 ($)(1)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2011 ($)(2)
Timothy Wadhams	$56,350	$(3,153)	—	$393,439
John G. Sznewajs	22,405	(4,264)	—	100,592
Gregory D. Wittrock	15,457	(775)	—	49,576
Charles F. Greenwood	13,111	(1,170)	—	41,187
John P. Lindow	6,830	(2,186)	—	16,315
William T. Anderson	12,396	(4,992)	—	95,402
Donald J. DeMarie, Jr.	40,351	(5,654)	—	145,632

(1)	Amounts in this column are included in “All Other Compensation” in the 2011 Summary Compensation Table.

(2)	The following amounts included in this column were previously reported as compensation in our Summary Compensation Table for 2009 and 2010: $45,850 in 2009 and $49,046 in 2010 for Mr. Wadhams; $16,100 in 2009 and $23,000 in 2010 for Mr. Sznewajs; $2,800 in 2009 and $30,346 in 2010 for Mr. Greenwood; $9,450 in 2009 and $14,258 in 2010 for Mr. Anderson; and $35,350 in 2009 and $38,980 in 2010 for Mr. DeMarie.

We offer no other plans of deferred compensation that would permit the election of deferrals of cash compensation by our named executive officers.

Defined Benefit Pension Plans

Our defined benefit pension plans are the tax-qualified Masco Corporation Pension Plan (the “Pension Plan”) and a non-qualified, frozen SERP for Messrs. Wadhams, Sznewajs, Anderson and DeMarie. We also maintain a portion of the non-qualified BRP applicable to the Pension Plan for highly compensated employees.

Masco Corporation Pension Plan and BRP

The Pension Plan and BRP provide that at normal retirement age (65), participants receive an annual payment for the remainder of their life, with five years’ payments guaranteed. Employees became 100% vested in their pension benefit after completing five years of employment with us. The benefits are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are also payable under a prior affiliate’s plan. All of our named executive officers are 100% vested in their Pension Plan and BRP benefits. Other than Messrs. Sznewajs, Lindow and DeMarie, who are younger than 55, each of the named executive officers is eligible for a reduced early retirement benefit. If a participant retires and commences payments at age 55, his or her benefit would be reduced by one-half; if he or she retires and commences payments at age 60, the benefit would be reduced by one-third. The maximum credited service under the Pension Plan and the defined benefit portion of the BRP is 30 years. A participant who has ten or more years of service with us is eligible to receive a disability benefit equal to the participant’s accrued benefit. Benefits accrued under the Pension Plan and the portion of the BRP applicable to the Pension Plan were frozen as of January 1, 2010.

Supplemental Executive Retirement Plan

Messrs. Wadhams, Sznewajs, Anderson and DeMarie are participants in the frozen SERP. SERP benefits are not provided to Messrs. Wittrock, Greenwood and Lindow. SERP participants receive an annual payment for life of an amount up to 60% of the average of their highest three years’ cash compensation (base salary plus annual cash bonus, up to 60% of that year’s maximum bonus opportunity) earned on or before January 1, 2010. SERP payments are offset by amounts payable under the Pension Plan and Profit Sharing Plan and the portions of the BRP applicable to those plans, and, in most cases, by retirement benefits payable to the SERP participant by other employers. Benefits under the SERP are not payable in a lump sum, other than in the case of a change in control or alternate change in control.

The maximum benefit under the SERP accrues after 15 years, limited to service accrued at January 1, 2010. When the SERP was frozen on January 1, 2010, each of Messrs. Wadhams and Anderson was fully accrued and fully vested in his benefit, and Mr. Sznewajs’ accrual of 52% was frozen and is now 50% vested. The SERP vesting for Mr. Sznewajs continues to accrue during his employment and, upon attaining age 55, he will be 100% vested. Due to his departure effective January 1, 2012, vesting for Mr. DeMarie will not increase beyond 50%, which was the vested percentage he had as of January 1, 2010.

SERP benefits are not payable to a terminated participant until age 65, provided no change in control or alternate change in control has occurred. Participants must refrain from activities negatively impacting our business following termination of employment in order to continue to receive SERP benefits.

The SERP provides a disability benefit for participants who have been employed by us at least two years and who become disabled while employed by us. The disability benefit is paid until the earlier to occur of death, recovery from disability or age 65, is offset by payments from long-term disability insurance we have paid for, and is equal to 60% of the participant’s annual salary and bonus (up to 60% of the maximum bonus opportunity) as of January 1, 2010. At age 65, payments revert to a calculation based on the highest three-year average compensation as of January 1, 2010.

Under the SERP, participants and their spouses may also receive medical benefits.

A change in control or alternate change in control accelerates full vesting, may accelerate the payment of benefits (calculated on a present value basis), and may result in payment of an amount for any related excise taxes, as discussed below under “Payments Upon Change in Control.”

The present value of SERP payments to be made to our participating named executive officers is set forth in the “2011 Pension Plan Table.” A surviving spouse will receive reduced benefits.

Pension Plan Table

The 2011 Pension Plan Table below shows the estimated present values on December 31, 2011 of accumulated benefits for each of our named executive officers under the Pension Plan, the defined benefit portion of the BRP (other than Mr. Lindow), and (other than Messrs. Wittrock, Greenwood and Lindow) the SERP. These plans were frozen as of January 1, 2010. As described above, amounts payable under the SERP are offset by amounts payable under the Pension Plan and the defined benefit portion of the BRP, and the SERP amounts shown in the table below reflect these offsets. The amounts for the SERP have also been reduced by the December 31, 2009 benefits under the Profit Sharing Plan and defined contribution portion of the BRP, and by the estimated amounts payable by prior employers, as described above, but these offsets are not separately shown.

2011 Pension Plan Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefits ($)(2)
Timothy Wadhams	Pension Plan	30	$ 337,692
	Defined Benefit Portion — BRP	30	2,413,731
	SERP	15	11,733,193

John G. Sznewajs	Pension Plan	13	184,634
	Defined Benefit Portion — BRP	13	167,161
	SERP	13	1,735,115

Gregory D. Wittrock	Pension Plan	30	968,470
	Defined Benefit Portion — BRP	30	135,747

Charles F. Greenwood	Pension Plan	17	537,140
	Defined Benefit Portion — BRP	17	74,068

John P. Lindow	Pension Plan	12	165,623

William T. Anderson	Pension Plan	30	414,083
	Defined Benefit Portion — BRP	30	552,775
	SERP	15	3,184,047

Donald J. DeMarie, Jr.	Pension Plan	10	165,301
	Defined Benefit Portion — BRP	10	310,101
	SERP	14	1,914,953

(1)	Reflects credited service through January 1, 2010, the date on which our defined benefit pension plans were frozen, for years of employment with us, our subsidiaries or certain of our prior affiliates and their subsidiaries. Credited service under the SERP includes service through January 1, 2010 only with us and businesses in which we had a 50% or greater interest. Mr. Wadhams was employed by us for eight years and by a prior affiliate for 17 years before returning to us in 2001. When Mr. Wadhams rejoined us in 2001, we agreed to credit him with full vesting in the maximum 60% benefit in the SERP, and to guarantee his retiree medical benefits and the offset to the SERP which would otherwise arise from his prior employer. Mr. DeMarie was employed for four years in one of our businesses that did not provide coverage under the Pension Plan or the BRP. We have not otherwise granted additional accruals to any of the named executive officers in any of these retirement plans, and none of these plans provides for personal contributions or additional income deferral elections.

(2)	Amounts in this column were calculated as of December 31, 2011 using the normal form of benefit payable under each plan using (a) base pay only for the Pension Plan and BRP, (b) base pay plus cash bonus for the SERP, and (c) the same discount rates and mortality assumptions as described in the notes to financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Although SEC disclosure rules require a present value calculation, none of these plans (other than the SERP and the BRP, in the event of a change in control or alternate change in control) provides benefits in a lump sum.

Payments Upon Change in Control

We do not have employment agreements or change in control agreements with any of our named executive officers. If we had a change in control, our named executive officers could receive lump-sum payments of benefits under the BRP and (other than Messrs. Wittrock, Greenwood and Lindow) under the SERP that otherwise would be paid over time. Additionally, these two plans and the Long Term Incentive Plan provide that all participants, including the named executive officers, could receive accelerated vesting and reimbursement (limited, for equity grants, to those made prior to 2012) in the case of imposition of excise tax upon a change in control. Upon a change in control, Mr. Sznewajs’ frozen SERP accrual of 52% would not change, but his vesting in this benefit would advance from 50% to 100%. None of these plans provides for additional accrual of benefits in the case of change in control or alternate change in control.

A “change in control” under the SERP and the BRP occurs if, during any 24-month period (or, for an “alternate change in control,” any 12-month period), the individuals who were incumbent Directors at the beginning of the period cease for any reason to be a majority of the Board of Directors. Individuals who became Directors after the beginning of the period with the approval of at least two-thirds (or a majority for an “alternate change in control”) of the incumbent Directors are considered as incumbents. However, regardless of any such approval, individuals will not be considered incumbent if they become Directors within one year after unauthorized tender offers for, or acquisitions of, 25% (or 30% for an “alternate change in control”) or more of the combined voting power of all of our outstanding voting securities or, in the case of the Long Term Incentive Plan, as a result of actual or threatened election contests not by or on behalf of the Board. The definition of “change in control” under the Long Term Incentive Plan is otherwise identical to the definition of this term in the SERP and BRP.

The following table sets forth the values of all payments (other than from tax-qualified retirement plans) assuming a change in control or alternate change in control had occurred on December 31, 2011.

Payments Upon a Change in Control

Name	Cash ($)	Equity ($)(1)	SERP and BRP Payments ($)(2)	Perquisites ($)	Excise Tax Reimbursement ($) (3)	Other ($)	Total ($)
Timothy Wadhams	—	$6,171,850	$15,011,497	—	—	—	$21,183,347
John G. Sznewajs	—	1,708,971	2,173,176	—	—	—	3,882,147
Gregory D. Wittrock	—	618,812	201,887	—	—	—	820,699
Charles F. Greenwood	—	804,846	129,003	—	—	—	933,849
John P. Lindow	—	756,502	23,145	—	—	—	779,647
William T. Anderson	—	1,191,227	3,958,607	—	—	—	5,149,834
Donald J. DeMarie, Jr.	—	4,027,637	2,453,651	—	—	—	6,481,288

(1)	A change in control would trigger vesting of unvested restricted stock and stock option awards, the total value of which is shown in this column. The incremental values for vestings of restricted stock for a change in control on December 31, 2011 are shown in the last column of the “2011 Outstanding Equity Awards at Fiscal Year-End” table above. The incremental values for vesting of stock options, based on our closing stock price of $10.48 on December 30, 2011 (the last trading day of the year), would have been $1,199,520 for Mr. Wadhams; $213,150 for Mr. Sznewajs; $38,220 for Mr. Wittrock; $89,670 for Mr. Greenwood; $67,473 for Mr. Lindow; $102,900 for Mr. Anderson; and $574,770 for Mr. DeMarie.

(2)	Amounts calculated for both the SERP and the BRP utilize the discount rates and mortality assumptions equal to the Pension Benefit Guarantee Corporation discount rates for lump sums in plan terminations, as in effect four months prior to the change in control or alternate change in control, and the UP-1984 mortality table (both of which differ from the rates and assumptions used to calculate the lump sums set forth in the Pension Plan Table). If a change in control occurs that does not meet the narrower “alternate change in control” definition, lesser lump sum values (reflecting the portion of benefits not subject to Code Section 409A) would be payable, and the portion of benefits subject to Section 409A would not be paid in a lump sum but would be paid over time, as if such event had not occurred. Prior to 2008 the BRP had no change in control provision; it was amended to provide that any change in control would result in funding a trust, but the indicated lump sum benefits would be payable only upon the occurrence of an “alternate change in control,” whereas in the case of the more broadly-defined “change in control,” benefits would not be paid in a lump sum, but would be paid over time, as if such event had not occurred. Amounts in this column also include amounts shown in columns A and D in the “2011 Non-Qualified Deferred Compensation” table above. Payments shown for Mr. DeMarie reflect the reduction of his SERP benefit to 50% vesting (shown as reduced also in the “2011 Pension Plan Table” above), as a result of his departure from the Company effective January 1, 2012.

(3)	Excise tax reimbursements apply only to agreements and equity grants entered into prior to 2012. At December 31, 2011, no individual’s payments would have exceeded applicable limits in the Code for parachute payments; therefore, no amounts are shown in this column.

Payments Upon Retirement, Termination, Disability or Death

Retirement Plans and Long-Term Disability Policy

Upon retirement at or after age 65, or if voluntary or involuntary termination of employment had occurred on December 31, 2011, all of our named executive officers would be fully vested in the present value of accumulated benefits shown in the last column of the “2011 Pension Plan Table” above, as well as the amounts in columns A and D in the “2011 Non-Qualified Deferred Compensation” table above, and benefits would become payable under the plans, as described above. In the case of voluntary or involuntary termination of employment, however, the amount payable to Mr. Sznewajs under the SERP, as shown in the 2011 Pension Plan Table, would have been reduced by 50% to his vested benefit. The 2011 Pension Plan Table reflects the curtailment of vesting in Mr. DeMarie’s SERP as a result of his departure effective January 1, 2012. The values shown in the 2011 Pension Plan Table would be paid on a monthly basis and not as lump sum payments. All payments referred to above would be made by us, other than payments from the trust established pursuant to the Pension Plan.

If disability had terminated employment of any of our named executive officers on December 31, 2011, under our long-term disability plan he would receive a maximum benefit of $144,000 per year, payable from our long-term disability insurance policy. In addition, each named executive officer would have received a BRP disability benefit with respect to the underlying Pension Plan, plus, for Messrs. Wadhams, Sznewajs and Anderson, the SERP disability benefit described above under “Supplemental Executive Retirement Plan” which, after reduction by the insured long-term disability benefit, would have resulted in a disability benefit with a present value of $14,442,438 for Mr. Wadhams; $6,140,855 for Mr. Sznewajs; $173,209 for Mr. Wittrock; $114,048 for Mr. Greenwood; $23,145 for Mr. Lindow; and $3,391,252 for Mr. Anderson. The disability benefit would terminate upon the earlier of death, recovery from disability or age 65, at which time the applicable retirement, termination or death benefits would become effective.

Discretionary medical benefits under the SERP, assuming the participant retired at age 65, became disabled, or terminated employment with at least an 80% vested SERP benefit, would have a present value on December 31, 2011 of $584,293 for Mr. Wadhams; $349,521 for Mr. Sznewajs; and $590,516 for Mr. Anderson.

If a named executive officer died, his surviving spouse would receive an annual pension benefit. The benefit is equal to (i) amounts payable under our Pension Plan and the portion of the BRP applicable to the Pension Plan (actuarially adjusted for any optional coverage effective under these plans), plus (ii) distributions from the Profit Sharing Plan and the portion of the BRP applicable to the 401(k) Savings Plan and the Profit Sharing Plan (amounts described in (i) and (ii) are, collectively, the “offsets”), plus, for Messrs. Wadhams, Sznewajs and Anderson (iii) 45% (39% for Mr. Sznewajs) of the named executive officer’s SERP benefit, reduced by the offsets. If a named executive officer has no surviving spouse, his beneficiary (if applicable) would receive the amounts described in (i) and (ii) above. The present values on December 31, 2011 of payments that we would have made from the BRP and (for Messrs. Wadhams, Sznewajs and Anderson) from the SERP if one of our named executive officers had died on that date were: $11,203,236 for Mr. Wadhams; $5,334,829 for Mr. Sznewajs; $130,330 for Mr. Wittrock; $89,598 for Mr. Greenwood; $23,145 for Mr. Lindow; and $2,936,332 for Mr. Anderson.

Mr. DeMarie’s employment with us ceased on January 1, 2012, and our plans have no provision for medical, disability or death coverages following his departure. As a result, we have not disclosed any amounts at December 31, 2011 for these scenarios, as they no longer can occur.

Equity Plans

Absent an agreement for post-termination extended vesting, voluntary or involuntary (with or without cause) termination of employment would result in forfeiture to us of all of a named executive officer’s unvested restricted stock awards and unvested stock options. Vested stock options remain exercisable for 30 days, in the case of voluntary termination, or three months, in the case of involuntary termination, but not beyond the originally-specified exercise period. Vested options exercisable on December 31, 2011 are shown in the second column of the “2011 Outstanding Equity Awards at Fiscal Year-End” table above. If these vested options had been exercised at a termination date of December 30, 2011 (the last trading day of the year) based on our stock price on that date of $10.48, the value of such options would have been $799,680 for Mr. Wadhams; $142,100 for Mr. Sznewajs; $25,480 for Mr. Wittrock; $59,780 for Mr. Greenwood; $44,982 for Mr. Lindow; $68,600 for Mr. Anderson; and $0 for Mr. DeMarie. We retain the right to terminate unexercised options that vested within two years prior to termination and to recover the after-tax proceeds for exercises of options that vested within two years prior to termination.

In the case of disability or death, whether before or after normal retirement date, all restrictions on restricted shares would lapse. Disability or death would cause all unvested stock options to become exercisable; in the case of disability, for the maximum period of time allowed under the original awards, and in the case of death, for up to a year, but not beyond any originally-specified exercise period. If death or disability had occurred on December 31, 2011, the value of restricted shares and options vesting (assuming exercise of the options) at such date, would be as shown in the “Equity” column and in Note 1 in the “Payments Upon Change in Control” table, above.

By design, our restricted stock and stock option awards do not vest upon retirement. Instead, following retirement, equity awards generally continue to vest in accordance with the remaining vesting period. Notwithstanding the foregoing, there are no termination or change in control provisions in our equity plans applicable to our named executive officers that are unavailable generally to salaried employees participating in such plans.

Other Arrangements

As noted above in the “Compensation Discussion and Analysis,” it is our general policy not to enter into employment or severance contracts. On an individually-negotiated basis we may enter into severance arrangements or arrangements for a named executive officer’s services following termination of employment. Such arrangements may include continued vesting of restricted stock or options that would otherwise be forfeited, as well as provisions restricting competitive activities following termination.

Effective January 1, 2012, we entered into an agreement with Donald J. DeMarie, Jr. in connection with his departure from our Company. Under the agreement, Mr. DeMarie will provide consulting services to us for a period of at least two years. The agreement prohibits Mr. DeMarie from entering into business opportunities and other activities competitive with us for a period of two years and also contains a release of claims against us, as well as non-solicitation, non-disclosure and non-disparagement provisions. In consideration for Mr. DeMarie’s obligations under the agreement, he will receive $25,000 for two years and a total amount equal to twice his former base salary paid over two years. Mr. DeMarie’s outstanding shares of restricted stock will continue to vest in accordance with their original vesting schedule.

PROPOSAL 2:

ADVISORY VOTE TO APPROVE THE COMPENSATION

OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote approving the compensation paid to our named executive officers (whom we refer to as “executive officers” in this Proposal 2) as disclosed in this proxy statement. We believe the structure of our executive compensation programs promotes the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our business objectives and to create long-term value for our stockholders.

At our 2011 Annual Meeting of Stockholders, we submitted non-binding advisory proposals to our stockholders to approve the compensation paid to our executive officers (a “say-on-pay proposal”) and to determine the frequency of future say-on-pay proposals. Based on the Board’s recommendation and after considering the vote by our stockholders, our Board determined that it will submit a say-on-pay proposal to our stockholders each year.

Approximately 55% of the votes cast on our say-on-pay proposal at our 2011 Annual Meeting were against the compensation paid to our executive officers. In response, our Organization and Compensation Committee obtained feedback from our largest stockholders who held over half of our outstanding common stock of their perceptions and concerns regarding our executive compensation practices. The Committee thoroughly reviewed our compensation programs and practices in light of the feedback provided by our stockholders, to ensure alignment of our Company’s best interests and the objectives for our compensation programs. The Committee also considered analysis provided by its compensation consultant. As a result of this review, the Committee and our Board made several changes to our executive compensation programs and practices for 2012 and beyond, as follows:

•

we significantly reduced our executive officers’ stock option opportunity and introduced a new Long-Term Cash Incentive Program based on return on invested capital performance over a three-year period;

•	we changed the mix of long-term incentives to give approximately equal weight to performance-based restricted stock, stock options, and our new Long-Term Cash Incentive Program;

•	we eliminated the excise tax gross-up feature on all equity grants beginning in 2012;

•	we increased our CEO’s stock ownership requirement to six times base salary; and

•	we adopted double-trigger vesting of equity on a change in control.

Our executive officers’ 2011 compensation opportunity was established early in 2011, prior to the say-on-pay vote at our 2011 Annual Meeting. Accordingly, our compensation programs and practices during 2011, as described in the Compensation Discussion and Analysis, do not reflect changes we have made for 2012 and beyond.

Our compensation programs reward our executive officers to a significant degree based on our performance. Accordingly, each executive officer’s potential performance-based compensation represents a significant percentage of his total annual target compensation. In 2011, the percentage of total target compensation (defined as annual base salary, target cash bonus opportunity, target restricted stock opportunity, and target value of stock options) that was performance-based was approximately 87% for our CEO, 74% for our CFO, and 68% for our other current executive officers. We did not attain our earnings per share or cash flow performance goals in 2011. As a result, no performance-based restricted stock awards or cash bonuses were earned by our executive officers in 2011 and their total direct compensation (annual salary, restricted stock, cash bonus and stock option awards) declined 27% compared to 2010.

In addition to our emphasis on pay-for-performance and changes implemented after the 2011 say-on-pay vote, our executive compensation programs already incorporated many best practices, as follows:

•	our compensation mix is weighted toward long-term incentives;

•	our restricted stock and stock option awards have five-year vesting schedules, significantly longer than current market practice;

•	we employ an annual market analysis of executive compensation relative to peer companies and published survey data for comparably-sized companies;

•	we provide limited perquisites to our executive officers;

•	we have no employment agreements, change in control agreements or contractual severance agreements with our executive officers;

•	we prohibit derivative trading in our stock;

•	our equity plan prohibits the repricing of options; and

•	our Organization and Compensation Committee, comprised exclusively of independent Directors, uses tally sheets and analyzes risk in setting executive compensation.

For the reasons discussed above, the Board recommends a vote FOR the following resolution providing an advisory approval of the compensation paid to our named executive officers:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this proxy statement, is hereby approved.

Although the vote on this proposal is advisory and non-binding, the Organization and Compensation Committee and the Board will review the results of the vote and consider them when making future determinations regarding our executive compensation programs. The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the approval of the foregoing resolution. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the resolution.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the integrity of the Company’s financial statements, the effectiveness of the Company’s internal control over financial reporting, the qualifications, independence and performance of the Company’s independent registered public accounting firm (“independent auditors”), the performance of the Company’s internal audit function, and compliance by the Company with legal and regulatory requirements and by employees and officers with the Company’s Code of Business Ethics. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal control over financial reporting. In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2011, including a discussion of the quality and the acceptability of the Company’s financial reporting and disclosure controls and procedures and internal control over financial reporting, as well as the selection, application and disclosure of critical accounting policies.

The Audit Committee obtained from the Company’s independent auditors, PricewaterhouseCoopers LLP, the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the Audit Committee concerning independence and discussed with the independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to PricewaterhouseCoopers LLP’s independence. The Audit Committee considered and determined that such independent auditors’ provision of non-audit services to the Company is compatible with maintaining their independence. The Audit Committee reviewed various matters with the independent auditors, who are responsible for expressing an opinion on the Company’s financial statements as of and for the year ended December 31, 2011, and the effectiveness of the Company’s internal control over financial reporting, based on their audit. The Audit Committee met with the independent auditors and discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, AICPA Professional Standards, Vol. 1 (AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also met with the independent auditors without management present.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s financial statements as of and for the year ended December 31, 2011 be included in its Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC. The Audit Committee also reappointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, which stockholders are being asked to ratify.

J. Michael Losh, Chairman
Dennis W. Archer
Thomas G. Denomme
Anthony F. Earley, Jr.
Verne G. Istock
Lisa A. Payne

PRICEWATERHOUSECOOPERS LLP FEES

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2011 and 2010 were (in millions):

	2011	2010
Audit Fees	$8.8	$9.1
Audit-Related Fees	.3	.3
Tax Fees	1.5	1.9
All Other Fees	*	*

Total	$10.6	$11.3

* Aggregate	amount was less than $50,000

The Audit Fees for the years ended December 31, 2011 and 2010 were for professional services rendered for audits and quarterly reviews of our consolidated financial statements, audits of our internal control over financial reporting, statutory audits, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

The Audit-Related Fees for services rendered during the years ended December 31, 2011 and 2010 were for professional services rendered for employee benefit plan audits, due diligence related to acquisitions and dispositions, audits not required by law, and consultations concerning the assessment of internal control over financial reporting.

Tax Fees for services rendered during the years ended December 31, 2011 and 2010 were for services related to tax return preparation, tax planning, and tax advice related to reorganizations, divestitures and transfer pricing programs.

All Other Fees for services rendered during the years ended December 31, 2011 and 2010 were for miscellaneous services rendered.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring its annual review and pre-approval of all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by PricewaterhouseCoopers LLP that are not encompassed by the Audit Committee’s annual pre-approval and not prohibited by law. The Audit Committee has delegated to the Chairman of the Audit Committee the approval authority, on a case-by-case basis, for services outside or in excess of the Audit Committee’s aggregate pre-approved levels and not prohibited by law, provided that the Chairman shall report any such decisions to the Audit Committee at its next regular meeting. All of the services referred to above in the table for 2011 were pre-approved by the Audit Committee and none of the services approved by the Audit Committee during 2011 were under the de minimis exception to pre-approval contained in the applicable rules of the SEC.

PROPOSAL 3:

RATIFICATION OF SELECTION OF

INDEPENDENT AUDITORS

The Audit Committee has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our financial statements for the year 2012, and believes it appropriate to submit its selection for ratification by stockholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will consider selecting another independent registered public accounting firm as our independent auditors.

The affirmative vote of a majority of the votes cast by shares entitled to vote is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of independent auditors.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year 2012.

PROPOSAL 4:

STOCKHOLDER PROPOSAL TO REPEAL CLASSIFIED BOARD

The Illinois State Board of Investment, 180 North LaSalle Street, Suite 2015, Chicago, Illinois 60601, owner of 27,226 shares of our common stock, has submitted the proposal set forth below. We have not modified the language of the proposal, and we are not responsible for the accuracy of the proposal or the stockholder’s supporting statement. The Board requests that you consider its response, which follows the stockholder’s proposal, and recommends that you vote against this proposal.

Stockholder Proposal:

RESOLVED, that shareholders of Masco Corporation urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

SUPPORTING STATEMENT

This resolution was submitted by the Illinois State Board of Investment. The Harvard Law School Shareholder Rights Project represented and advised the Illinois State Board of Investment in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010 – June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

STATEMENT IN OPPOSITION TO PROPOSAL 4

Recommendation of the Board of Directors

The Board of Directors has carefully considered this proposal and has concluded that our classified board structure continues to promote our best interests and those of our stockholders. Therefore, the Board unanimously recommends a vote AGAINST this proposal. The Board believes that the classified board structure has served us and our stockholders well since its adoption in 1988, and that it continues to provide important benefits to us, including the following:

Stability and Continuity. The classified board structure helps provide stability, prevents sudden disruptive changes to the Board’s composition and enhances our long-term planning. The three-year director terms of a classified board ensure that the Board’s composition includes a majority of directors who have in-depth knowledge of our Company and its history. Three-year terms also encourage directors to make long-term commitments to us and to focus on our long-term strategies. The structure also allows the Board’s Corporate Governance and Nominating Committee to assess the qualifications of the nominees more thoroughly and to seek candidates who can complement and enhance the existing Board composition, thereby enabling a more orderly evolution of the Board. The recruiting process is enhanced in that the Board believes that longer terms help attract more qualified candidates who have demonstrated a willingness to commit the time and dedication necessary to understand our Company, our operations, our competitive environment, and the cyclical nature of the industry in which we compete.

Accountability to Stockholders. Our directors continue to be accountable to us and our stockholders under the classified board structure. Every director is required to act in accordance with his or her fiduciary duties to our Company and our stockholders, regardless of how often he or she stands for election. We believe that longer terms have the effect of causing Directors to consider the long-term effects of their decisions, and to become personally invested in assuring our success over time. The Board believes that the annual election of approximately one-third of the directors provides stockholders with an orderly means to effect change and to communicate their views on our Company’s performance and the performance of our Directors.

Protection Against Certain Takeovers. The classified board structure is designed to safeguard against a hostile purchaser quickly gaining control of our Company without paying fair value. Because only one-third of the directors are normally elected at any annual meeting, if a company has a classified board, it is impossible for a potential acquirer to replace a majority of a board at a single meeting. While a classified board does not preclude a takeover, it encourages potential acquirers to negotiate directly with a board, which provides a board with time and leverage to evaluate the adequacy and fairness of a takeover proposal and to weigh alternative methods of maximizing stockholder value. The classified board structure may serve as an obstacle to sudden and disruptive attempts by investor groups focusing on short-term financial gains by threatening to seek control of a company’s board. Even if unsuccessful, these attempts can seriously disrupt the conduct of a company’s business and cause it to incur substantial expense.

Commitment to Effective Corporate Governance Practices. We have an experienced and well-qualified Board. Our Board is committed to utilizing effective corporate governance practices and has adopted Corporate Governance Guidelines (a copy of which is available on our website at www.masco.com) which, among other things, provide for annual evaluations of director independence and an annual self-assessment of our Board’s performance by the Corporate Governance and Nominating Committee. Our Board, with the assistance of its Corporate Governance and Nominating Committee, continually seeks to improve and enhance its corporate governance practices by reviewing our existing practices in light of those of our peers and the current corporate governance environment, and retaining or implementing practices that it believes serve the best long-term interests of our Company and our stockholders.

Independence. Electing directors to three-year terms also enhances the independence of non-employee directors by providing them with a longer term of office. The longer term provides a certain amount of autonomy from special interest groups that may have an agenda contrary to our long-term goals and objectives and those of a majority of stockholders. As a result, independent directors are able to make decisions that are in the best long-term interests of our Company and our stockholders. Our current classified Board structure permits our Directors to act independently and on behalf of stockholders without concern for whether they will be re-nominated by other members of the Board each year. The freedom to focus on our long-term interests rather than the re-nomination process leads to greater independence and better governance.

For the above reasons, the Board recommends a vote AGAINST the proposal to declassify our Board.

Approval of this proposal would not automatically eliminate our classified board structure. It is a non-binding proposal that requests that the Board take the steps necessary to declassify the Board. Further action by our stockholders and the Board would be required to amend our Restated Certificate of Incorporation to eliminate classification of terms of directors. Under our Restated Certificate of Incorporation, the amendment would require the affirmative vote of the holders of not less than 80% of our outstanding shares.

PROPOSAL 5:

STOCKHOLDER PROPOSAL REGARDING SHARE RETENTION

The Nathan Cummings Foundation, 475 Tenth Avenue, Fourteenth Floor, New York, New York, 10018 owner of 600 shares of our common stock, has submitted the proposal set forth below. We have not modified the language of the proposal, and we are not responsible for the accuracy of the proposal or the stockholder’s supporting statement. The Board requests that you consider its response, which follows the stockholder’s proposal, and recommends that you vote against this proposal.

Stockholder Proposal:

RESOLVED, that shareholders of Masco Corporation (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age and to report to shareholders regarding the policy before the Company’s 2013 annual meeting of shareholders. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75% of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s exiting contractual obligations or the terms of any compensation or benefit plan current in effect.

SUPPORTING STATEMENT

Equity-based compensation is an increasingly important component of senior executive compensation at our Company. As the Company notes in its 2011 proxy, “We believe that having an ownership interest in our stock is critical to aligning the interests of our executive officers with the interests of our stockholders. Accordingly, equity grants in the form of restricted stock awards and stock options are a significant component of compensation for our executive officers.”

We believe there is a link between shareholder wealth and executive wealth that correlates to direct stock ownership by executives. According to an analysis conducted by Watson Wyatt Worldwide, companies whose CFOs held more shares generally showed higher stock returns and better operating performance. (Alix Stuart, ‘Skin in the Game,’ CFO Magazine, March 1, 2008.)

Requiring senior executives to hold a significant portion of shares obtained through compensation plans as long as they are members of senior management would focus them on the Company’s long-term success and better align their interests with those of the Company’s shareholders. In the context of the ongoing financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to promote long-term, sustainable value creation. A 2009 report by the Conference Board Task Force on Executive Compensation stated that hold-to-retirement requirements give executives ‘an ever-growing incentive to focus on long-term stock price performance.’ (http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

Our Company has a minimum stock ownership guideline requiring executives to own Company stock valued at a multiple of salary. CEO Timothy Wadhams is required to own two to five times his annual base salary. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership. We view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

Several major companies have already adopted this best practice, including Citigroup, Goldman Sachs, and Morgan Stanley.

STATEMENT IN OPPOSITION TO PROPOSAL 5

Recommendation of the Board of Directors

The Board of Directors has carefully considered this proposal and has concluded it is not in the best interests of our Company or our stockholders. Therefore, the Board unanimously recommends a vote AGAINST this proposal. The Board believes that a policy that would require senior executives to hold 75% or more of their equity awards until reaching normal retirement age would undermine the effectiveness and competitiveness of our existing executive compensation programs.

Balanced Approach. The Board believes that the combination of the long-term vesting feature of our equity compensation programs, the substantial holding requirement under our stock ownership guidelines, and our policies prohibiting executive officers from engaging in derivative trading in our common stock, strikes an appropriate balance to motivate our executives to deliver long-term results. By creating and maintaining this balance, our existing executive compensation programs ensure that our executives have a significant investment in the future of our Company.

Long-Term Vesting. The fundamental objective of our executive compensation program is to align our executive officers’ interests with the long-term interests of stockholders. Our equity compensation plans provide that both our performance-based restricted stock awards and stock options generally vest in five equal installments over a five year period from the date of grant. We believe five-year vesting defers the executives’ realization of the full benefit of equity based compensation for a substantial period of time and, we believe, is longer than current market practice. In addition, our equity awards do not vest immediately upon retirement. Instead, following retirement, equity awards generally continue to vest for the lesser of the remaining vesting period or for an additional five years. Our executive officers understand that our performance will continue to impact them financially even after their active careers with us end, thereby reinforcing their focus on the long-term enhancement of stockholder value.

Stock Ownership Requirements. For many years, we have maintained stock ownership requirements for executive officers, expressed as a multiple of each officer’s base salary. These requirements were amended this year to increase the value of the common stock our CEO is required to hold from five to six times his base salary. In addition, our CFO is required to hold three times his base salary, and each of our other executive officers must hold at least two times their base salary. Our stock ownership requirements apply throughout an executive officer’s tenure with us, and compliance is reviewed each year. As disclosed in the Compensation Discussion and Analysis, as of December 31, 2011, our CEO held equity in the Company valued at more than 9 times his base salary and all of our named executive officers exceeded their stock ownership requirements. We believe our policy requiring executive officers to maintain significant equity ownership properly motivates our executives to focus on long term results, consistent with the interests of our stockholders.

No Hedging. Our insider trading policy prohibits our executive officers from engaging in transactions involving derivative securities related to our stock, such as put and call options, and certain other arrangements, such as forward sales and short sales, which could have the effect of reducing or neutralizing their investment in our common stock. In addition to discouraging unreasonable risk-taking, this policy aligns the financial risks of our executive officers with other investors in our common stock.

Competition for Talent. We also believe that a policy requiring senior executives to hold 75% or more of equity awards until reaching normal retirement age would diminish our ability to attract and retain the talented executives who are critical to our long-term success. Under the executive compensation programs currently offered by many of our peers, senior executives are able to realize value from their equity awards during the course of their employment after they have earned them over a substantial vesting period and/or the attainment of long-term performance goals. Adoption of this proposal would limit our Organization and Compensation Committee’s ability to use significant at-risk equity compensation because a requirement to hold such awards until reaching normal retirement age would mean that executives would not have access to a majority of their equity compensation at any time during the course of their employment by us. Impairing our ability to offer competitive compensation packages runs counter to our objective of aligning executive compensation with the long-term interests of our stockholders.

For the foregoing reasons, the Board of Directors believes that this proposal is not in our best interests or the best interests of our stockholders.

The Board recommends a vote AGAINST the proposal requiring senior executives to hold 75% or more of their equity awards until reaching normal retirement age.

2013 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a proposal to be considered at the 2013 Annual Meeting, you must comply with the following procedures:

•

If you intend to present proposals to be included in our proxy statement for our 2013 Annual Meeting of Stockholders, you must give written notice of your intent to our Secretary on or before December 6, 2012 (120 calendar days prior to the anniversary of our mailing this proxy statement). The proposals must comply with SEC regulations under Rule 14a-8 for including stockholder proposals in a company’s materials.

•

If you intend to bring a matter before next year’s meeting, other than by submitting a proposal to be included in our proxy statement, we must receive notice in accordance with our Bylaws, which state that our Secretary must receive your notice no earlier than January 8, 2013 and no later than February 7, 2013. For each matter you intend to bring before the meeting, your notice must include a brief description of the business to be brought before the meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Bylaws, the language of the proposed amendment); the reasons for conducting the business at the meeting and any material interest you may have in such business; your name and address as it appears in our records; the number of shares of our common stock you own; a representation that you are a holder of record of shares of our stock entitled to vote at such meeting and you intend to appear in person or by proxy at the meeting to propose such business; and a representation as to whether you are part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding common stock required to approve or adopt such proposal, or if you intend to otherwise solicit proxies from stockholders in support of your proposal.

•

If you wish to nominate Director candidates for election to the Board at the 2013 Annual Meeting of Stockholders, you must submit the following information required by our Charter to our Secretary no later than February 19, 2013: your name and address and the name and address of the person(s) to be nominated; a representation that you are a holder of record of shares of our common stock entitled to vote at the Annual Meeting and you intend to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; a description of all arrangements or understandings between you and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) is or are to be made by you; other information regarding each nominee you are proposing, as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the nominee had been nominated by the Board of Directors; and the written consent of each nominee to serve as our Director if elected. In addition, our Bylaws require that the notice of intent to make a nomination shall be accompanied by a statement whether each nominee, if elected, intends to tender, promptly following such election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon the Board of Directors’ acceptance of such resignation. Our Bylaws also state that a stockholder seeking to make a nomination before an annual meeting shall promptly provide to us any other information we reasonably request.

Any communication to be made to our Secretary as described above should be sent to:

Gregory D. Wittrock, Secretary

Masco Corporation

21001 Van Born Road

Taylor, Michigan 48180

OTHER MATTERS

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote the shares represented by the proxy in their discretion with respect to such matters.

By Order of the Board of Directors,

Gregory D. Wittrock
Secretary

Taylor, Michigan

April 5, 2012

Masco Corporation

Annual Meeting of Stockholders

at Masco Corporation

21001 Van Born Road

Taylor, Michigan 48180

NOTE: Road construction may require an alternate route.

From Metro Airport (West)

•	Take I-94 east to Exit 204 for the Southfield Freeway/M-39.

•	Keep right at the fork and follow the signs for Pelham Road.

•	Turn left onto Pelham Road and proceed to Van Born Road.

•	Turn left onto Van Born Road and proceed to the corporate office (on the left).

From Southfield/Birmingham (North)

•	Take the Southfield Freeway to Exit 3 for Outer Drive/Van Born Road.

•	Stay on the service drive, which bears right onto Van Born Road.

•	Proceed on Van Born Road to the corporate office (on the left).

From Downtown Detroit (East)

•	Take I-94 west to Exit 204 for the Southfield Freeway/M-39/Pelham Road.

•	Follow the signs for Pelham Road and turn right onto Pelham Road.

•	Proceed on Pelham Road to Van Born Road.

•	Turn left onto Van Born Road and proceed to the corporate office (on the left).

From Toledo (South)

•	Take I-75 north to Telegraph Road north exit.

•	Proceed on Telegraph Road north to Van Born Road.

•	Turn right on Van Born Road and proceed to the corporate office (on the right).

MASCO CORPORATION 21001 VAN BORN ROAD TAYLOR, MI 48180

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Monday, May 7, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Monday, May 7, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M45119-P19879 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MASCO CORPORATION

The Board of Directors recommends you vote FOR the following:		For	Against	Abstain	The Board of Directors recommends you vote AGAINST stockholder proposals 4 and 5:	For	Against	Abstain
1.	Election of Directors
	1a. Richard A. Manoogian 1b. John C. Plant 1c. Mary Ann Van Lokeren	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	4. 5.

To recommend, by non-binding vote, a stockholder proposal to declassify the Board of Directors.

To recommend, by non-binding vote, a stockholder proposal to adopt a policy requiring senior executives to retain 75% or more of their equity awards until reaching normal retirement age.

						☐	☐	☐

The Board of Directors recommends you vote FOR the Company’s proposals 2 and 3:						☐	☐	☐
2.	To approve, by non-binding advisory vote, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related materials disclosed in the Proxy Statement.	☐	☐	☐	NOTE: In their discretion, the proxy holders are authorized to vote upon such other matters that may come before the meeting or any adjournment or adjournments thereof.

3.	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for 2012.	☐	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX) Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M45120-P19879

MASCO CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2012

The undersigned stockholder(s) hereby appoint(s) Timothy Wadhams and Gregory D. Wittrock, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MASCO CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. Eastern Time on Tuesday, May 8, 2012, at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, and any adjournment or postponement thereof, and to vote in his discretion on any other matters that may come before the meeting or any adjournments or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSALS 4 AND 5.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company or by filing with the Secretary of the Company a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledge(s) receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 8, 2012 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side